EXHIBIT 4.11

CANADA JETLINES LTD.
AND
JET METAL CORP.
AMALGAMATION AGREEMENT
DATED APRIL 12, 2016

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION 2
1.1 Definitions 2
1.2 Interpretation Not Affected by Headings 13
1.3 Number and Gender 14
1.4 Date for Any Action 14
1.5 Currency 14
1.6 Knowledge 14
1.7 Schedules 14

ARTICLE 2 THE AMALGAMATION 15
2.1 Effect of Amalgamation 15
2.2 Certain Provisions Applicable to Amalco 15
2.3 Jet Corporate Matters as of the Effective Date 16
2.4 Conversion of Share Capitals 18
2.5 Share Certificates 20
2.6 Jetlines Options and Warrants 21
2.7 Jetlines Meeting 22
2.8 Jetlines Circular 22
2.9 Jet Meeting 24
2.10 Jet Circular 25
2.11 Continuance 26
2.12 Preparation of Filings 26
2.13 Announcement and Shareholder Communications 26
2.14 Restrictions on Securities and Escrowed Securities 27
2.15 Withholding Taxes 27

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF JETLINES 28
3.1 Representations and Warranties 28
3.2 Survival of Representations and Warranties 38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF JET 38
4.1 Representations and Warranties 38
4.2 Survival of Representations and Warranties 51

ARTICLE 5 COVENANTS 52
5.1 Covenants of Jetlines Regarding the Conduct of Business 52
5.2 Covenants of Jetlines Relating to the Amalgamation 55
5.3 Covenants of Jet Regarding the Conduct of Business 55
5.4 Covenants of Jet Relating to the Amalgamation 60
5.5 CTA Exemption Order 61

ARTICLE 6 CONDITIONS 61
6.1 Mutual Conditions Precedent 61
6.2 Additional Conditions Precedent to the Obligations of Jet 62
6.3 Additional Conditions Precedent to the Obligations of Jetlines 63
6.4 Satisfaction of Conditions 64

ARTICLE 7 ADDITIONAL AGREEMENTS 64

7.1 Jetlines Non-Solicitation 64
7.2 Jet Non-Solicitation 68
7.3 Access to Information; Confidentiality 73
7.4 Notices of Certain Events 73

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER 74
8.1 Term 74
8.2 Termination 74
8.3 Expenses 77
8.4 Amendment 77
8.5 Waiver 77

ARTICLE 9 GENERAL PROVISIONS 77
9.1 Notices 77
9.2 Governing Law; Waiver of Jury Trial 79
9.3 Injunctive Relief 79
9.4 Time of Essence 79
9.5 Entire Agreement, Binding Effect and Assignment 79
9.6 No Liability 79
9.7 Severability 80
9.8 Counterparts, Execution 80

SCHEDULE A – JET TRANSACTION RESOLUTION

SCHEDULE B – JET SUBCO AMALGAMATION RESOLUTION

SCHEDULE C - JETLINES AMALGAMATION RESOLUTION

SCHEDULE D - FORM OF JET VOTING AGREEMENT

SCHEDULE E - FORM OF JETLINES VOTING AGREEMENT

SCHEDULE F - ARTICLES OF AMALGAMATION

SCHEDULE G - EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

SCHEDULE H - NEW KING & BAY WEST AGREEMENT

AMALGAMATION AGREEMENT
THIS AMALGAMATION AGREEMENT dated April 12, 2016
BETWEEN:
CANADA JETLINES LTD., a corporation existing under the federal Laws of Canada ("Jetlines")
- and –
JET METAL CORP., a corporation existing under the Laws of the Province of British Columbia ("Jet")
- and –
JET METAL ACQUISITION CORP., a corporation to be incorporated under the Canada Business Corporations Act ("Jet Subco")
RECITALS:
A.	Jet is a reporting issuer under Canadian securities legislation with its shares listed for trading on the TSXV.
B.	Jetlines is a private start-up airline.
C.	Jet will cause Jet Subco to be incorporated under the CBCA (as defined herein) as a wholly-owned subsidiary of Jet.
D.	Jet and Jetlines propose a business combination whereby Jet Subco and Jetlines will amalgamate under the CBCA (as defined herein) on the terms described in this Agreement and continue as one corporation.
D.	Prior to the Amalgamation, Jet must effect the Consolidation (as defined herein) and the Continuance (as defined herein).
F.	The Jetlines Board has determined, after receiving financial and legal advice, that the transactions contemplated by this Agreement are fair and that the Amalgamation is in the best interests of Jetlines, and the Jetlines Board has unanimously resolved to recommend that the Jetlines Shareholders vote in favour of the Amalgamation, all subject to the terms and the conditions contained in this Agreement.
G.	The Jet Board has determined, after receiving financial and legal advice, that the transactions contemplated by this Agreement are fair and that the Consolidation, Continuance and Change of Business are in the best interests of Jet, and the Jet Board has unanimously resolved to recommend that the Jet Shareholders vote in favour of the Consolidation, Continuance and Change of Business, all subject to the terms and the conditions contained in this Agreement.

H.	Jet has entered into the Jetlines Voting Agreements with the Jetlines Locked-Up Shareholders, pursuant to which, among other things, the Jetlines Lock-Up Shareholders have agreed, subject to the terms and conditions thereof, to vote the Jetlines Shares held by them in favour of the Amalgamation.
I.	Jetlines has entered into the Jet Voting Agreements with the Jet Locked-Up Shareholders, pursuant to which, among other things, the Jet Locked-Up Shareholders have agreed, subject to the terms and conditions thereof, to vote the Jet Shares held by them in favour of the Consolidation, Continuance and the Change of Business.
THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:
ARTICLE 1
 INTERPRETATION
1.1	Definitions
In this Agreement, unless the context otherwise requires:
"Acquisition Proposal" means a proposal or offer, oral or written, relating to any merger, take over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, reorganization, issuer bid, liquidation or winding-up or similar transaction or sale of assets, or any transaction being economically or functionally equivalent to any of the foregoing, whether in a single transaction or a series of transactions, in respect of either Jetlines or Jet, as applicable, involving 20% or more of the consolidated assets of Jetlines or Jet, as applicable, or 20% or more of the outstanding voting shares of Jetlines or Jet, as applicable, other than the transactions contemplated by this Agreement and any other transaction involving Jetlines and Jet;
"affiliate" has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions;
"Agreement" means this Amalgamation Agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;
"Amalco" means the continuing amalgamated corporation following the Effective Time created by the Amalgamation;
"Amalco Common Voting Shares" means the common voting shares in the capital of Amalco;

"Amalco Shares" means the Amalco Common Voting Shares and Amalco Variable Voting Shares;
 "Amalco Variable Voting Shares" means the variable voting shares in the capital of Amalco;
"Amalgamation" means the amalgamation of Jet Subco and Jetlines under the provisions of section 181 of the CBCA contemplated by this Agreement;
"Articles of Amalgamation" means the articles of amalgamation in respect of the Amalgamation required under section 185 of the CBCA to be filed with the Director, to be substantially in the form attached as Schedule "F" hereto;
"Authorization" means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit;
"BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
"Bridge Financing" means the Jetlines financing for aggregate proceeds of up to $250,000 comprised of Jetlines Shares and Jetlines Warrants, at an effective post-transaction price of not less than $0.30 (with any Jetlines Warrants having an effective post-Amalgamation exercise price of $0.375), calculated by dividing the price of such financing by the exchange ratio of one and one-half (1.5);
"business day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia;
"Canadian" has the meaning ascribed thereto in section 55(1) of the Canada Transportation Act;
"CBCA" means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
"Certificate of Amalgamation" means the certificate to be issued by the Director under section 185 of the CBCA to give effect to the Amalgamation;
"Change of Business" has the meaning ascribed to that term in TSXV policy 1.1 – Interpretation as it applies to Jet changing its business from a "mining issuer" to an "industrial issuer";

"Claim" means any demand, action, cause of action, investigation, inquiry, suit, proceeding, claim, complaint, arbitration, charge, prosecution, assessment or reassessment, including any appeal or application for review, judgment, arbitration, award, grievance, settlement or compromise;
"Consolidation" has the meaning ascribed to that term in 2.3(a);
"Continuance" means the the continuance of Jet from the jurisdiction of British Columbia to the jurisdiction of Canada pursuant to section 308 of the BCBCA and section 187 of the CBCA, such continuance to occur prior to the Amalgamation;
 "Contract" means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party is a party or by which it is bound or affected or to which any of their respective properties or assets is subject;
"Depositary" means any trust company, bank or other financial institution agreed to in writing by Jetlines and Jet for the purpose of, among other things, exchanging certificates representing Jetlines Shares for Jet Shares in connection with the Amalgamation;
"Director" means the director appointed under section 260 of the CBCA;
"Effective Date" means the date the Amalgamation is effective as set out on the Certificate of Amalgamation;
"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as the parties may agree;
 "Environmental Laws" means all Laws, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;
"Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance; (b) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (c) use, generation, disposal, treatment, processing, recycling, handling, transport, transfer, import, export or sale of Hazardous Substance.
"Environmental Permits" means all Permits or program participation requirements with or from any Governmental Entity under any Environmental Laws;
"Financing" means the financing by issuance of securities of Jet for gross proceeds of not less than $5,000,000 to be completed in connection with the Amalgamation;
"Governmental Entity" means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSXV; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
"GSA" means the General Security Agreement dated February 24, 2016 between Jet and Jetlines;
"Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;
"IFRS" means International Financial Reporting Standards;
"including" means including without limitation, and "include" and "includes" have a corresponding meaning;
"In-the-Money Amount" in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the option;
"Jet Benefit Plans" means any pension or retirement income plans or other employee compensation, other than equity- or security-based compensation arrangements, or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Jet or for which Jet could have any liability;

"Jet Board" means the board of directors of Jet as the same is constituted from time to time;
"Jet Circular" means the notice of the Jet Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Jet Shareholders in connection with the Jet Meeting, as amended, supplemented or otherwise modified from time to time;
"Jet Common Voting Shares" means the common voting shares in the capital of Jet;
"Jet Debt Settlement" means the issuance of Jet Shares to King & Bay West at the price of the Financing (after taking into consideration the Consolidation) in order to settle $100,000 of outstanding debt and the balance of Jet's outstanding debt shall be settled in cash;
"Jet Dissent Rights" means the rights of dissent exercisable by the Jet Shareholders in respect of the Continuance pursuant to the BCBCA;
"Jet Dissenting Shareholder" means a registered Jet Shareholder who duly exercises its Jet Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Jet Dissent Rights;
"Jet Locked-up Shareholders" means Mark J. Morabito, King & Bay West, MJM Consulting Corp., Olen J. Aasen, Carlo Valente, Kate-Lynn Genzel, Mark Lotz, Kenneth Brophy, Sheila Paine and Charles Stewart Wallis;
"Jet Material Adverse Effect" means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, prospects, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Jet, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Jet Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (c) any change in IFRS occurring after the date hereof; (d) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (e) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (f) any natural disaster; provided, however, that with respect to clauses (b) to (f), such changes do not relate primarily to Jet, or do not have a disproportionate effect on Jet, compared to other companies of similar size and business, and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether an "Jet Material Adverse Effect" has occurred;
"Jet Meeting" means the special meeting of Jet Shareholders, including any adjournment or postponement thereof, to be called for the purpose of obtaining the Jet Shareholder Approval;
"Jet Optionholders" means the holders of options to acquire Jet Shares pursuant to the Jet Option Plan;
"Jet Option Plan" means the stock option plan of Jet currently in effect as such plan may be amended and approved at the Jet Meeting;
"Jet Proposed Agreement" has the meaning ascribed to that term in Section 7.2(e);
"Jet Public Documents" means all documents and information filed by Jet under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR), during the two years prior to the date hereof;
"Jet Shareholder Approval" means that the requisite approval for the Jet Transaction Resolution, which shall be 662/3% of the votes cast on such resolutions by Jet Shareholders, present in person or by proxy at the Jet Meeting;
"Jet Shareholders" means the holders of Jet Shares;
"Jet Shares" means the Jet Common Voting Shares, and after the Continuance means the Jet Common Voting Shares and the Jet Variable Voting Shares;
"Jet Subco" means Jet Metal Acquisition Corp., a compay to be incorporated under the CBCA as a wholly-owned subsidiary of Jet;
"Jet Subco Dissent Rights" means the rights of dissent exercisable by the Jet Subco Shareholders in respect of the Amalgamation pursuant to the CBCBA;
"Jet Subco Shares" means the common voting shares in the capital of Jet Subco;
"Jet Transaction Resolution" means the special resolution of the Jet Shareholders approving the Change of Business, Consolidation and Continuance which is to be considered at the Jet Meeting, substantially in the form and content of Schedule "A" hereto;
"Jet Variable Voting Shares" means, after the Continuance, the variable voting shares in the capital of Jet;
"Jet Voting Agreements" means the voting agreements (including all amendments thereto) between Jetlines and the Jet Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Jet Shares in favour of the Continuance, Consolidation and the Change of Business, substantially in the form attached to Schedule "D" hereto;
"Jet Warrants" means the outstanding warrants to purchase Jet Shares;
"Jetlines Amalgamation Resolution" means the special resolution of the Jetlines Shareholders approving the Amalgamation which is to be considered at the Jetlines Meeting, substantially in the form and content of Schedule "C" hereto;
"Jetlines Benefit Plans" means any pension or retirement income plans or other employee compensation, other than equity- or security-based compensation arrangements, or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Jetlines or for which Jetlines could have any liability;
"Jetlines Board" means the board of directors of Jetlines as the same is constituted from time to time;
"Jetlines Change in Recommendation" has the meaning ascribed thereto in Section 8.2(a)(iii)(A);
"Jetlines Circular" means the notice of the Jetlines Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Jetlines Shareholders in connection with the Jetlines Meeting, as amended, supplemented or otherwise modified from time to time;
"Jetlines Common Voting Shares" means the common voting shares in the capital of Jetlines;
"Jetlines Dissent Rights" means the rights of dissent exercisable by the Jetlines Shareholders in respect of the Amalgamation pursuant to the CBCA;
"Jetlines Dissenting Shareholder" means a registered Jetlines Shareholder who duly exercises its Jetlines Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Jetlines Dissent Rights;
"Jetlines Locked-up Shareholders" means Daniel James Scott, Dixon Lawson, D.W. Lawson Consulting Inc., Rick Lang, John Korenic, John Sutherland and Donald Sorochan;
"Jetlines Material Adverse Effect" means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, prospects, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Jetlines, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Jetlines Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby, (b) any changes affecting the global airline industry generally; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in IFRS occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (g) any natural disaster, provided, however, that with respect to clauses (b) to (g), such changes do not relate primarily to Jetlines, or do not have a disproportionate effect on Jetlines, compared to other companies of similar size operating in the airline industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a "Jetlines Material Adverse Effect" has occurred;
"Jetlines Meeting" means the special meeting of Jetlines Shareholders, including any adjournment or postponement thereof, to be called for the purpose of obtaining the Jetlines Shareholder Approval;
"Jetlines Options" means the outstanding options to purchase Jetlines Shares;
"Jetlines Optionholders" means the holders of Jetlines Options;
"Jetlines Option Plan" means the stock option plan of Jetlines currently in effect;
 "Jetlines Proposed Agreement" has the meaning ascribed to that term in Section 7.1(e);
"Jetlines Shareholder Approval" means that the requisite approval for the Jetlines Amalgamation Resolution, which shall be 662/3% of the votes cast on such resolution by Jetlines Shareholders, present in person or by proxy at the Jetlines Meeting;
"Jetlines Shareholders" means the holders of Jetlines Shares;
"Jetlines Shares" means the Jetlines Common Voting Shares and the Jetlines Variable Voting Shares;
"Jetlines Warrants" means the outstanding warrants to purchase Jetlines Shares;
"Jetlines Warrantholders" means the holders of Jetlines Warrants;
"Jetlines Variable Voting Shares" means the variable voting shares in the capital of Jetlines;

"Jetlines Voting Agreements" means the voting agreements (including all amendments thereto) between Jet and the Jetlines Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Jetlines Shares in favour of the Amalgamation, substantially in the form attached to Schedule "E" hereto.
"King & Bay West" means King & Bay West Management Corp.;
"King & Bay West Agreement" means the Management Services Agreement between Jet and King & Bay West dated September 16, 2014;
"Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the TSXV), and the term "applicable" with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or its business, undertaking, property or securities;
"Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
"Loan Agreement" means the Loan Agreement dated February 24, 2016 between Jetlines and Jet;
"Losses" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, interest charges, punitive damages, fines, penalties and reasonable professional fees and disbursements, including in connection with any Claim;
"Mailing Deadline" means May 20, 2016, or such other date as may be agreed to by the Parties;
"material fact" and "material change" have the meanings ascribed thereto in the Securities Act;
"Meeting Deadline" means June 20, 2016, or such other date as may be agreed to by the Parties;
 "misrepresentation" has the meaning ascribed thereto in the Securities Act;

"New King & Bay West Agreement" means the King & Bay West Agreement with amendments that have been agreed to by the Parties and in the form set out in Schedule "H" hereto;
"ordinary course of business", "ordinary course of business consistent with past practice", or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is takenn the ordinary course of the normal day-to-day business and operations of such Person; provided that in any event such action is not unreasonable or unusual;
"QTCQB" means The OTCQB® Venture Marketplace operated by OTC Markets Group Inc.;
"Outside Date" means July 15, 2016, or such later date as may be agreed to in writing by the Parties;
"Parties" means Jetlines and Jet and "Party" means any of them;
 "Permit" means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity;
"Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
"Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities;
"Release" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;
"Restricted Shares" means the Jet Shares that will be issued to Jetlines Locked-up Shareholders pursuant to the Amalgamation, and the Jet Shares held by the Jet Locked-up Shareholders, and in each case that will bear a restrictive legend setting forth the resale restrictions more particularly described in Section 2.5(h);
"Securities Act" means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

"Securities Laws" means the Securities Act, together with all other applicable state, federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;
"SEDAR" means the System for Electronic Document Analysis and Retrieval;
 "Subsidiary" has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions;
"Superior Proposal" means an unsolicited bona fide Acquisition Proposal made by a third party to a Party or its shareholders in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Jetlines Shares or all of the Jet Shares, as the case may be, and offering or making available the same consideration in form and amount to all shareholders of the Party to be purchased or otherwise acquired; (ii) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iii) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the board of directors of such Party, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel); (iv) which is not subject to a due diligence or access condition; (v) that did not result from a breach of Section 7.1 or Section 7.2 as the case may be, by the receiving Party or its representatives; (vi) is made available to all Jetlines Shareholders or Jet Shareholders, as the case may be, on the same terms and conditions; (vii) in respect of which the board of directors of such Party determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to its shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to its shareholders from a financial point of view than the Amalgamation (including any adjustment to the terms and conditions of the Amalgamation proposed by the other Party pursuant to Subsection 7.1(f) or Subsection 7.2(f), as the case may be);
"Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
"Taxes" means all taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;
"Tax Returns" means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, required by a Governmental Entity to be made or filed in accordance with applicable Laws in respect of Taxes;
"TSXV" means the TSX Venture Exchange;
"TSXV Approval" means the conditional approval of the TSXV in respect of the Change of Business and the approval of the listing of the Jet Shares issuable to Jetlines Shareholders pursuant to the Amalgamation and upon exercise of Jetlines Options or Jetlines Warrants following completion of the Amalgamation;
"United States" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;
"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;
"U.S. Person" has the meaning ascribed to it in Rule 902 of Regulation S of the U.S. Securities Act; and
"U.S. Securities Act" means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
1.2	Interpretation Not Affected by Headings
The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender
In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.
1.4	Date for Any Action
If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.
1.5	Currency
Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.
1.6	Knowledge
(a)
In this Agreement, references to "the knowledge of Jetlines" means the actual knowledge of Daniel James Scott, Chief Executive Officer and President; Rick Lang, Chief Operating Officer; John Korenic, VP Commercial and IT; Dixon Lawson, VP Strategic Planning and Cost Control; and John Sutherland, Chief Financial Officer and VP Human Resources, in each case, after making due enquiries regarding the relevant matter.

(b)
In this Agreement, references to "the knowledge of Jet" means the actual knowledge of Mark J. Morabito, Chief Executive Officer; and Kate-Lynn Genzel, Chief Financial Officer, in each case, after making due enquiries regarding the relevant matter.

1.7	Schedules
The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:
Schedule A - Jet Transaction Resolution
Schedule B - Jet Subco Amalgamation Resolution
Schedule C - Jetlines Amalgamation Resolution
Schedule D - Jet Voting Agreement
Schedule E - Jetlines Voting Agreement
Schedule F - Articles of Amalgamation
Schedule G - Exceptions to Representations and Warranties
Schedule H - New King & Bay West Agreement

ARTICLE 2
 THE AMALGAMATION
2.1	Effect of Amalgamation
On the Effective Date:
(a)	Jet Subco and Jetlines shall be amalgamated to form Amalco under the provisions of the CBCA and shall continue as one corporation;
(b)	the property of each of Jet Subco and Jetlines shall continue to be the property of Amalco;
(c)	Amalco shall be liable for the obligations of each of Jet Subco and Jetlines;
(d)	any existing cause of action, claim or liability to prosecution with respect to either Jet Subco or Jetlines shall be unaffected;
(e)	any civil, criminal or administrative action or proceeding pending or against any of Jet Subco or Jetlines may be continued to be prosecuted by or against Amalco;
(f)	any conviction against, or ruling, order or judgment in favour of or against any of Jet Subco or Jetlines may be enforced by or against Amalco;
(g)	the Articles of Amalgamation shall be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of Amalco;
(h)	the Articles of Amalgamation attached hereto as Schedule F shall be the articles of Amalco;
(i)	the by-laws of Amalco shall be the by-laws of Jetlines until repealed, amended or altered;
2.2	Certain Provisions Applicable to Amalco
(a)	the name of Amalco shall be "Canada Jetlines Operations Ltd.";
(b)	the registered office of Amalco shall be 1240 – 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1;
(c)	Amalco shall have a year-end of December 31;
(d)	the authorized share capital shall consist of an unlimited number of common voting shares and an unlimited number of variable voting shares;

(e)	other than as required by Securities Laws, there shall be no restriction upon the right of transfer of any shares of Amalco;
(f)	there shall be no restriction on the business which Amalco may carry on;
(g)	the minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be five (5);
(h)	the number of first directors of Amalco shall be three (3). The first directors of Amalco shall be:
Name	Address
Daniel James Scott	3139 136th Street, Surrey, B.C.
Mark J. Morabito	5572 Molina Road, North Vancouver, B.C.
TBD	[to be nominated by Jetlines]

The first directors shall hold office until the first annual general meeting of the shareholders of Amalco following the Amalgamation, or until their successors are duly appointed or elected. Subsequent directors shall be elected each year thereafter as provided for in the CBCA and the by-laws of Amalco. The management and operation of the business and affairs of Amalco shall be under the control of the board of directors of Amalco as it is constituted from time to time.
(i)	the first officers of Amalco shall be:
Name	Office Held
Mark J. Morabito	Executive Chairman
Daniel James Scott	Chief Executive Officer
John Sutherland	Chief Financial Officer and VP Human Resources
Dixon Lawson	Vice President, Strategic Planning
John Korenic	Vice President, Commercial and IT
Rick Lang	Chief Operating Officer
Carlo Valente	Vice President, Finance
Olen Aasen	Vice President, Legal
(j)
the first auditor of Amalco shall be Davidson & Company LLP of Vancouver, British Columbia. The first auditor of Amalco shall hold office until the first annual meeting of the Amalco shareholders following the Amalgamation or until its successor is elected or appointed; and

2.3	Jet Corporate Matters as of the Effective Date
(a)	Jet shall immediately prior to the Effective Time:

(i)	complete a consolidation of the Jet Shares on the basis of one post-consolidation common share for every one (1) and one-half (1.5) pre-consolidation common shares (the "Consolidation"); and
(ii)	after the Consolidation, complete the Continuance;
(b)	the name of Jet shall be changed to "Canada Jetlines Ltd.";
(c)	the registered office of Jet shall be 1240 – 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1;
(d)	Jet shall change its year-end to December 31;
(e)	after the Continuance, but prior to the Amalgamation:
(i)	the by-laws and articles of continuance of Jet shall be the same as the by-laws and articles of incorporation of Jetlines until repealed, amended or altered.
(ii)	the authorized share capital of Jet shall consist of an unlimited number of Jet Common Voting Shares and an unlimited number of Jet Variable Voting Shares;
(f)	the minimum number of directors of Jet shall be three (3) and the maximum number of directors of Jet shall be nine (9);
(g)	the number of first directors of Jet shall be seven (7). The first directors of Jet shall be:
Name	Address
Daniel James Scott	3139 136th Street, Surrey, B.C.
Mark J. Morabito	5572 Molina Road, North Vancouver, B.C.
Rejean Bourque	970 Hartland Avenue, Outremont, Quebec
Donald Sorochan	888 Huntingdon Crescent, North Vancouver, B.C.
TBD	[to be nominated by Jetlines]
TBD	[to be nominated by Jetlines]
TBD	[to be nominated by Jet]
The first directors shall hold office until the first annual general meeting of the shareholders of Jet following the Effective Date, or until their successors are duly appointed or elected. Subsequent directors shall be elected each year thereafter as provided for in the CBCA and the by-laws of Jet. The management and operation of the business and affairs of Jet shall be under the control of the board of directors of Jet as it is constituted from time to time.
(h)	Jet shall reconstitute its senior management such that all existing officers will resign, if applicable, and the following officers will be appointed in substitution thereof, subject to Jet's receipt of all necessary documentation or authorizations to effect such appointments:
Name	Office Held
Mark J. Morabito	Executive Chairman
Daniel James Scott	Chief Executive Officer
John Sutherland	Chief Financial Officer and VP Human Resources
Dixon Lawson	Vice President, Strategic Planning
John Korenic	Vice President, Commercial and IT
Rick Lang	Chief Operating Officer
Carlo Valente	Vice President, Finance
Olen Aasen	Vice President, Legal

 provided that, Messrs. Aasen and Valente shall not be employees of Jet or receive compensation from Jet, other than equity-based compensation. The services of Messrs. Aasen and Valente shall be provided pursuant to the New King & Bay West Agreement. The compensation of Mr. Morabito will be on a direct basis from Jet in amounts and on terms consistent with the compensation policies of Jetlines.
(i)
the auditor of Jet shall be Davidson & Company LLP of Vancouver, British Columbia. The auditor of Jet shall hold office until the first annual meeting of the Jet shareholders following the Effective Date or until its successor is elected or appointed; and

(j)
the Jet Option Plan shall continue in its current form after the Effective Date. In accordance with Section 2.5, the 750,000 outstanding Jetlines Options shall be converted into Replacement Options in accordance with Section 2.6(a). Each first director of Amalco, except for Rejean Borque, Donald Sorochan, Mark J. Morabito and Daniel James Scott, shall receive a grant of 225,000 Jet Options on the Effective Date. Each of Jet and Jetlines shall be entitled to allocate up to 50% of the remaining available Jet Options for grant on the Effective Date to such persons as it may determine in its sole discretion. After the Effective Date the grant of any additional Jet Options shall be subject to the approval of the Jet compensation committee or board of directors.

2.4	Conversion of Share Capitals
(a)	On the Effective Date:
(i)
each one (1) issued and outstanding Jetlines Share (other than Jetlines Shares held by Jetlines Dissenting Shareholders) shall be converted into one and one-half (1.5) issued, fully paid and non-assessable Jet Shares, provided that holders of Jetlines Shares that are not Canadian, shall receive Jet Variable Voting Shares and holders of Jetlines Shares that are Canadian shall receive Jet Common Voting Shares; and

(ii)	each one (1) issued and outstanding Jet Subco Share shall be converted into one issued, fully paid and non-assessable Amalco Share;
(b)	in consideration for the issuance of Jet Shares under Section 2.4(a)(i), Jet shall receive one fully paid and non-assessable Amalco Share for each Jet Share so issued;
(c)
no fractional Jet Shares shall be issued to holders of Jetlines Shares; in lieu of any fractional entitlement, the number of Jet Shares issued to each former holder of Jetlines Shares shall be rounded up to the next higher whole number of Jet Shares if the fractional entitlement is greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Jet Shares if the fractional entitlement is equal to or less than 0.5;

(d)
Each Jetlines Shareholder may exercise Jetlines Dissent Rights in respect of the Amalgamation. Jetlines Dissenting Shareholders who exercise their rights of dissent pursuant to and in the manner set forth in section 190 of the CBCA in connection with the Amalgamation shall, at the Effective Time, cease to have any rights as a Jetlines Shareholder and shall only be entitled to be paid the fair value of the holder's Jetlines Shares by Jetlines in accordance with section 190 of the CBCA. A Jetlines Dissenting Shareholder who is entitled to be paid the fair value of the holder's Jetlines Shares shall be deemed to have transferred its Jetlines Shares to Jetlines and such Jetlines Shares shall be cancelled and cease to be outstanding as of the Effective Time, without any further act or formality free and clear of all Liens. A Jetlines Dissenting Shareholder who for any reason is not entitled to be paid the fair value of the holder's Jetlines Shares shall be treated as if the holder had participated in the Amalgamation on the same basis as non-dissenting Jetlines Shareholders.

(e)
Each Jet Shareholder may exercise Jet Dissent Rights in respect of the Continuance. Jet Dissenting Shareholders who exercise their rights of dissent pursuant to and in the manner set forth in sections 237 to 247 of the BCBCA in connection with the Continuance, shall, at the Effective Time, cease to have any rights as a Jet Shareholder and shall only be entitled to be paid the fair value of the holder's Jet Shares by Jet in accordance with the BCBCA. A Jet Dissenting Shareholder who is entitled to be paid the fair value of the holder's Jet Shares shall be deemed to have transferred its Jet Shares to Jet and such Jet Shares shall be cancelled and cease to be outstanding as of the Effective Time, without any further act or formality free and clear of all Liens. A Jet Dissenting Shareholder who for any reason is not entitled to be paid the fair value of the holder's Jet Shares shall be treated as if the holder had participated in the Continuance on the same basis as non-dissenting Jet Shareholders.

(f)
On the Effective date, Jet, will be the sole shareholder of Jet Subco and having full notice and knowledge of the Jet Subco Dissent Rights and the details of the Amalgamation, Jet hereby irrevocably waives its Jet Subco Dissent Rights in respect of the Amalgamation.

(g)
Amalco shall add to the stated capital account maintained in respect of the Amalco Shares an amount equal to the aggregate paid-up capital for the purposes of the Tax Act of the Jet Subco Shares immediately before the Effective Time plus the aggregate paid-up capital for the purposes of the Tax Act of the Jetlines Shares immediately before the Effective Time.

2.5	Share Certificates
On the Effective Date:
(a)	the registers of transfers of Jet Subco Shares and Jetlines Shares shall be closed;
(b)
the Jet Subco Shareholders shall cease to be holders of Jet Subco Shares and shall be deemed to be the registered holders of Amalco Shares to which they are entitled, calculated in accordance with the provisions hereof;

(c)
certificates representing Amalco Shares issuable to each Jet Subco Shareholder pursuant to the Amalgamation will, as soon as practicable, but no later than five (5) Business Days following the later of the Effective Date and the date of deposit with the Depositary of a duly completed letter of transmittal and the certificates representing those Jet Subco Shares, be:

(i)	forwarded by the Depositary to that holder, at the address specified in the letter of transmittal, by first class mail (postage prepaid); or
(ii)	made available at the Depositary for pick-up by the holder, if requested by the holder in the letter of transmittal;
(d)
other than the Jetlines Dissenting Shareholders, the Jetlines Shareholders shall cease to be holders of Jetlines Shares and shall be deemed to be the registered holders of Jet Shares to which they are entitled calculated in accordance with the provisions hereof;

(e)
certificates representing Jet Shares issuable to each Jetlines Shareholder pursuant to the Amalgamation will, as soon as practicable, but no later than five (5) Business Days following the later of the Effective Date and the date of deposit with the Depositary of a duly completed letter of transmittal and the certificates, if applicable, representing those Jetlines Shares, be:

(i)	forwarded by the Depositary to that holder, at the address specified in the letter of transmittal, by first class mail (postage prepaid); or
(ii)	made available at the Depositary for pick-up by the holder, if requested by the holder in the letter of transmittal;
(f)
any certificate formerly representing Jet Subco Shares or Jetlines Shares, as the case may be, which is not deposited with the Depository on or prior to the third (3rd) anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature whatsoever;

(g)	the Jet Locked-up Shareholders shall exchange their Jet Shares for Restricted Shares;
(h)
subject to any additional escrow requirements of the TSXV, the Restricted Shares received by each Jetlines Locked-up Shareholder and Jet Locked-up Shareholder shall be subject to resale restrictions such that (A) 20% of the Restricted Shares may not be traded before three (3) months and a day following the Effective Date, (B) 20% of the Restricted Shares may not be traded before six (6) months and a day following the Effective Date, (C) 20% of the Restricted Shares may not be traded before nine (9) months and a day following the Effective Date, (D) 20% of the Restricted Shares may not be traded before twelve (12) months and a day following the Effective Date, and (E) 20% of the Restricted Shares may not be traded before fifteen (15) months and a day following the Effective Date, and the certificates representing the Restricted Shares shall bear a legend reflecting such restrictions.

2.6	Jetlines Options and Warrants
(a)
The Parties agree, subject to all required consents and regulatory approvals, including, but not limited to the approval of the TSXV, each Jetlines Option, which is outstanding and has not been duly exercised prior to the Effective Date, shall be exchanged for an option (each, a "Replacement Option") entitling such holder to receive one and one-half (1.5) Jet Shares for each Jetlines Share previously issuable under such Jetlines Option, at an exercise price per one and one-half (1.5) Jet Shares equal to the respective exercise prices per Jetlines Share under such Jetlines Option.  It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the aforesaid exchange of options.  Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be adjusted such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the Jetlines Option immediately before the exchange. All other terms and conditions of the Replacement Option, including the term to expiry, conditions to and manner of exercising, will remain the same and shall be governed by the terms of the applicable Jetlines Option Plan and any certificate or option agreement previously evidencing the Jetlines Option shall thereafter evidence and be deemed to evidence such Replacement Option.
(b)
The Parties agree, subject to all required regulatory approvals, including, but not limited to the approval of the TSXV, that pursuant to the terms of the agreements governing the Jetlines Warrants, holders of Jetlines Warrants shall, following consummation of the Amalgamation, be entitled to acquire, subject to the terms and conditions of the Jetlines Warrantes, one and one-half (1.5) Jet Shares in lieu of each one (1) Jetlines Share that would otherwise be issued pursuant to the terms of the Jetlines Warrants (or if required, amend any Jetlines Warrants to give effect to this section).

2.7	Jetlines Meeting
Subject to the terms of this Agreement:
(a)
Jetlines agrees to convene and conduct the Jetlines Meeting in accordance with Jetlines' constating documents and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Jetlines agrees that it shall, in consultation with Jet, fix and publish a record date for the purposes of determining the Jetlines Shareholders entitled to receive notice of and vote at the Jetlines Meeting.

(b)
Subject to Section 7.1, except as required for quorum purposes or otherwise permitted under this Agreement, Jetlines shall not adjourn (except as required by Law or by valid Jetlines Shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by Law or by valid Jetlines Shareholder action), postponement or cancellation of) the Jetlines Meeting without Jet's prior written consent.

(c)
Jetlines will promptly advise Jet of any written notice of dissent or purported exercise by any Jetlines Shareholder of Jetlines Dissent Rights received by Jetlines in relation to the Amalgamation and any withdrawal of Jetlines Dissent Rights received by Jetlines and any written communications sent by or on behalf of Jetlines to any Jetlines Shareholder exercising or purporting to exercise Jetlines Dissent Rights in relation to the Amalgamation.

2.8	Jetlines Circular
(a)
As promptly as reasonably practicable following execution of this Agreement with a targeted date on or before May 6th, 2016, and in any event prior to the close of business on the Mailing Deadline, Jetlines shall (i) prepare the Jetlines Circular together with any other documents required by applicable Laws, (ii) file the Jetlines Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Jetlines Circular as required under applicable Laws. On the date of mailing thereof, the Jetlines Circular shall comply in all material respects with all applicable Laws and shall contain sufficient detail to permit the Jetlines Shareholders to form a reasoned judgement concerning the matters to be placed before them at the Jetlines Meeting.
(b)
In the event that Jetlines provides a notice to Jet regarding a possible Acquisition Proposal pursuant to Section 7.1(c) prior to the mailing of the Jetlines Circular, then unless the Parties agree otherwise, the Mailing Deadline will be extended until the date that is seven days following the earlier of either (i) written notification from Jetlines to Jet that the Jetlines Board has determined that the Acquisition Proposal is not a Superior Proposal, or (ii) the date on which Jetlines and Jet enter into an amended agreement pursuant to Subsection 7.1(f) which results in the Acquisition Proposal in question not being a Superior Proposal. In the event that the Mailing Deadline is so extended, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Mailing Deadline has been extended.

(c)
Jetlines shall ensure that the Jetlines Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Jetlines Circular will not contain any misrepresentation (except that Jetlines shall not be responsible for any information relating to Jet and its affiliates, including the Jet Shares).

(d)
Subject to Section 7.1, Jetlines shall (i) solicit proxies in favour of the Jetlines Amalgamation Resolution, against any resolution submitted by any other Jetlines Shareholder, and take all other actions that are reasonably necessary or desirable to seek the approval of the Amalgamation by Jetlines Shareholders, (ii) have included in the Jetlines Circular the unanimous recommendation from its board to holders of Jetlines Shares that they vote in favour of the Jetlines Amalgamation Resolution, (iii) not make a Jetlines Change in Recommendation and (iv) include in the Jetlines Circular a statement that each director and executive officer of Jetlines intends to vote all of such Person's Jetlines Shares (including any Jetlines Shares issued upon the exercise of any Jetlines Options and Jetlines Warrants) in favour of the Jetlines Amalgamation Resolution, subject to the other terms of this Agreement and the Jetlines Voting Agreements.

(e)
Jet shall provide to Jetlines all information regarding Jet, its affiliates and the Jet Shares, including any pro forma financial statements prepared in accordance with IFRS and applicable Laws for inclusion in the Jetlines Circular or in any amendments or supplements to such Jetlines Circular. Jet shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Jetlines Circular and to the identification in the Jetlines Circular of each such advisor. Jet shall ensure that such information shall be complete and correct in all material respects, shall comply in all material respects with all applicable Laws and, without limiting the generality of the foregoing, shall not include any misrepresentations.

(f)
Jet and its legal counsel shall be given a reasonable opportunity to review and comment on the Jetlines Circular prior to the Jetlines Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Jet and its legal counsel, provided that all information relating solely to Jet, its affiliates and the Jet Shares included in the Jetlines Circular shall be in form and content satisfactory to Jet, acting reasonably. Jetlines shall provide Jet with final copies of the Jetlines Circular prior to the mailing to the Jetlines Shareholders.

(g)
Jetlines and Jet shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Jetlines Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Jetlines Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the Jetlines Circular as required or appropriate, and Jetlines shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Jetlines Circular to Jetlines Shares and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.9	Jet Meeting
Subject to the terms of this Agreement:
(a)
Jet agrees to convene and conduct the Jet Meeting in accordance with Jet's constating documents and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Jet agrees that it shall, in consultation with Jetlines, fix and publish a record date for determining the Jet Shareholders entitled to receive notice of and vote at the Jet Meeting. Jetlines and Jet agree to use their commercially reasonably efforts to schedule the Jetlines Meeting and Jet Meeting on the same day.

(b)
Subject to Section 7.2, except as required for quorum purposes or otherwise permitted under this Agreement, Jet shall not adjourn (except as required by Law or by valid Jet Shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by Law or by valid Jet Shareholder action), postponement or cancellation of) the Jet Meeting without Jetlines's prior written consent.

(c)
Jet will advise Jetlines as Jetlines may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the Jet Meeting, as to the aggregate tally of the proxies received by Jet in respect of the Jet Transaction Resolution.

(d)
Jet will promptly advise Jetlines of any written notice of dissent or purported exercise by any Jet Shareholder of Jet Dissent Rights received by Jet in relation to the Continuance and any withdrawal of Jet Dissent Rights received by Jet and any written communications sent by or on behalf of Jet to any Jet Shareholder exercising or purporting to exercise Jet Dissent Rights in relation to the Continuance.
2.10	Jet Circular
(a)
As promptly as reasonably practicable following execution of this Agreement with a targeted date on or before May 6th, 2016, and in any event prior to the close of business on the Mailing Deadline, Jet shall (i) prepare the Jet Circular together with any other documents required by applicable Laws, (ii) file the Jet Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Jet Circular as required in accordance with all applicable Laws. On the date of mailing thereof, the Jet Circular shall comply in all material respects with all applicable Laws and shall contain sufficient detail to permit the Jet Shareholders to form a reasoned judgement concerning the matters to be placed before them at the Jet Meeting.

(b)
In the event that Jet provides a notice to Jetlines regarding a possible Acquisition Proposal pursuant to Section 7.2(c) prior to the mailing of the Jet Circular, then unless the Parties agree otherwise, the Mailing Deadline will be extended until the date that is seven days following the earlier of either (i) written notification from Jet to Jetlines that the Board has determined that the Acquisition Proposal is not a Superior Proposal, or (ii) the date on which Jetlines and Jet enter into an amended agreement pursuant to Subsection 7.2(f) which results in the Acquisition Proposal in question not being a Superior Proposal. In the event that the Mailing Deadline is so extended, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Mailing Deadline has been extended.

(c)
Jet shall ensure that the Jet Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Jet Circular will not contain any misrepresentation (except that Jet shall not be responsible for any information relating to Jetlines and its affiliates, including the Jetlines Shares).

(d)
Subject to Section 7.2, Jet shall (i) solicit proxies in favour of the Jet Transaction Resolution, and against any resolution submitted by any other Jet Shareholder, and take all other actions that are reasonably necessary or desirable to seek the Jet Shareholder Approval; (ii) have included in the Jet Circular the unanimous recommendation from its board to Jet Shareholders that they vote in favour of the Jet Transaction Resolution; (iii) not make a Jet Change in Recommendation; and (iv) include in the Jet Circular a statement that each director and executive officer of Jet intends to vote all of such Person's Jet Shares (including any Jet Shares issued on exercise of any Jet Options or Jet Warrants) in favour of the Jet Transaction Resolution, subject to the terms of this Agreement and the Jet Voting Agreements.

(e)	Jetlines shall provide to Jet all information regarding Jetlines, its affiliates and the Jetlines Shares as required by applicable Laws for inclusion in the Jet Circular or in any amendments or supplements to such Jet Circular. Jetlines shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Jet Circular and to the identification in the Jet Circular of each such advisor. Jetlines shall ensure that no such information will include any misrepresentation concerning Jetlines and the Jetlines Shares.
(f)
Jetlines and its legal counsel shall be given a reasonable opportunity to review and comment on the Jet Circular prior to the Jet Circular being printed and filed with the Governmental Entities, and reasonable consideration shall be given to any comments made by Jetlines and its counsel, provided that all information relating solely to Jetlines, its affiliates and the Jetlines Shares included in the Jet Circular shall be in form and content satisfactory to Jetlines, acting reasonably. Jet shall provide Jetlines with final copies of the Jet Circular prior to the mailing to the Jet Shareholders.

(g)
Jetlines and Jet shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Jet Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Jet Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the Jet Circular as required or appropriate, and Jet shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Jet Circular to Jet Shareholders and, if required by the  Court or applicable Laws, file the same with the Governmental Entities and as otherwise required.

2.11	Continuance
Upon receipt of Jet Shareholder Approval of the Continuance, Jet shall promptly effect the Continuance, make all necessary filings required pursuant to the CBCA, the BCBCA and Securities Laws and provide Jetlines with a copy of the certificate of continuance upon issuance by the Director.
2.12	Preparation of Filings
Jet and Jetlines shall co-operate and use their commercially reasonable efforts to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Amalgamation and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Amalgamation, the Continuance, the Consolidation and to complete any of transactions contemplated by this Agreement, including their obligations under applicable Laws.
2.13	Announcement and Shareholder Communications
Jet and Jetlines shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by Jet and Jetlines, the text and timing of each Party's announcement to be approved by the other Party in advance, acting reasonably. Jet and Jetlines agree to co-operate in the preparation of presentations, if any, to Jetlines Shareholders or Jet Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (i) issue any news release or otherwise make public announcements with respect to this Agreement or the Amalgamation without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.
2.14	Restrictions on Securities and Escrowed Securities
The Parties acknowledge and agree that:
(a)	the securities of Amalco and Jet to be issued pursuant to the Amalgamation will be subject to compliance with Securities Laws and the policies of the TSXV; and
(b)
certain of the securities of Jet  to be issued pursuant to the Amalgamation will be deposited into escrow in accordance with the policies of the TSXV. The Parties further acknowledge that any securities of Jet deposited into escrow shall be held in escrow pursuant to an escrow agreement and released as determined in accordance with the policies of the TSXV.

2.15	Withholding Taxes
Jet, Jetlines and the Depositary shall be entitled to deduct or withhold from the consideration payable or otherwise deliverable to any Person, including dissenting shareholders, pursuant to the Amalgamation and from all dividends, other distributions or other amount otherwise payable to any former Jetlines Shareholders , such Taxes or other amounts as Jet, Jetlines or the Depositary is required, entitled or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provisions of any applicable Laws, in each case, as amended.  To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld Taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES OF JETLINES
3.1	Representations and Warranties
Jetlines hereby represents and warrants to Jet as follows, and acknowledges that Jet is relying upon such representations and warranties in connection with the entering into of this Agreement:
(a)
Organization and Qualification. Jetlines is duly incorporated and validly existing under the CBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Jetlines is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary.  True and complete copies of the constating documents of Jetlines have been delivered or made available to Jet, and Jetlines has not taken any action to amend or supersede such documents.

(b)
Authority Relative to this Agreement. Jetlines has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Jetlines and the consummation by Jetlines of the transactions contemplated by this Agreement have been duly authorized by the Jetlines Board and no other corporate proceedings on the part of Jetlines are necessary to authorize this Agreement other than Jetlines Shareholder Approval. This Agreement has been duly executed and delivered by Jetlines and constitutes a valid and binding obligation of Jetlines, enforceable by Jet against Jetlines in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. The execution and delivery by Jetlines of this Agreement and the performance by it of its obligations hereunder and the completion of the Amalgamation will not violate, conflict with or result in a breach of any provision of the constating documents of Jetlines, and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Jetlines Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Jetlines is a party or by which Jetlines is bound; or (ii) any Law to which Jetlines is subject or by which Jetlines is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or Lien upon any of Jetlines' assets. Other than the filing of the Articles of Amalgamation, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Jetlines for the consummation by Jetlines of its obligations in connection with the Amalgamation under this Agreement or for the completion of the Amalgamation not to cause or result in any loss of any rights or assets or any interest therein held by Jetlines in any material assets, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the Amalgamation.
(d)	Subsidiaries. Jetlines does not have Subsidiaries or any material interests in any Person.
(e)	Compliance with Laws.
(i)
The operations of Jetlines have been and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Jetlines and has not received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Jetlines Material Adverse Effect.

(ii)
Jetlines is not in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Jetlines Material Adverse Effect.

(f)
Jetlines Authorizations. Jetlines has obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Jetlines or otherwise in connection with the material business or operations of Jetlines and such Authorizations are in full force and effect.  Jetlines has fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Jetlines Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of Jetlines, threatened regarding any of the Authorizations.  Jetlines has not received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Jetlines Material Adverse Effect and, to the knowledge of Jetlines, all such Authorizations continue to be effective in order for Jetlines to continue to conduct their respective businesses as they are currently being conducted.  No Person other than Jetlines owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.
(g)	Capitalization and Listing.
(i)
The authorized share capital of Jetlines consists of an unlimited number of Jetlines Common Voting Shares and an unlimited number of Jetlines Variable Voting Shares. As at the date of this Agreement there are: (A) 9,201,709 Jetlines Common Voting Shares and 142,500 Jetlines Variable Voting Shares validly issued and outstanding as fully-paid and non-assessable shares of Jetlines; (B) outstanding Jetlines Options providing for the issuance of 750,000 Jetlines Shares upon the exercise thereof; (c) outstanding Jetlines Warrants providing for the issuance of 3,110,733 Jetlines Shares upon exercise thereof. Except for the securities referred to in this Section 3.1(g)(i), there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Jetlines to issue or sell any shares of Jetlines or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Jetlines and no Person is entitled to any pre-emptive or other similar right granted by Jetlines.

(ii)
All Jetlines Shares that may be issued pursuant to the exercise of outstanding Jetlines Options and Jetlines Warrants will, when issued in accordance with its Jetlines Options and Jetlines Warrants, as the case may be, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)	There are no outstanding contractual obligations of Jetlines to repurchase, redeem or otherwise acquire any Jetlines Shares.
(iv)	No order ceasing or suspending trading in securities of Jetlines or prohibiting the sale of such securities has been issued and is outstanding against Jetlines or its directors, officers or promoters.
(h)	Shareholder and Similar Agreements. Jetlines is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Jetlines.
(i)	U.S. Securities Law Matters.
(i)	Jetlines is a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act.
(ii)
There is no class of securities of Jetlines which is registered pursuant to section 12 of the U.S. Exchange Act, nor is Jetlines subject to any reporting obligation (whether active or suspended) pursuant to section

15(d) of the U.S. Exchange Act.  Jetlines is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to section 12(g) of the U.S. Exchange Act.
(iii)	Jetlines is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.
(iv)	The Jetlines Shares have not been traded on any national securities exchange in the United States during the past 12 calendar months, and will not be so traded prior to the Effective Date.
(j)	Financial Statements.
(i)
The audited consolidated financial statements for Jetlines as at and for each of the fiscal years ended on December 31, 2015 and December 31, 2014 including the notes thereto have been prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Jetlines as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There are no outstanding loans made by Jetlines to any executive officer or director of Jetlines.

(ii)
Jetlines maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Jetlines; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of are being made only with Authorizations of management and directors of Jetlines; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Jetlines that could have a material effect on its financial statements.  To the knowledge of Jetlines, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Jetlines that are reasonably likely to adversely affect the ability of Jetlines to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Jetlines.

(iii)
Neither Jetlines nor, to Jetlines's knowledge, any director, officer, employee, auditor, accountant or representative of Jetlines has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Jetlines or its internal accounting controls, including any complaint, allegation, assertion, or claim that Jetlines has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Jetlines Board, or has not been disclosed to Jet.

(k)
Undisclosed Liabilities. Jetlines does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the audited balance sheet of Jetlines as of December 31, 2015 (the "Jetlines Balance Sheet") or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of Jetlines (other than those disclosed on the Jetlines Balance Sheet and/or in the notes to the Jetlines financial statements), reasonably be expected to have a Jetlines Material Adverse Effect, or have a Jetlines Material Adverse Effect, or, as a consequence of the consummation of the Amalgamation, have or reasonably be expected to have a Jetlines Material Adverse Effect.  Without limiting the foregoing, the Jetlines Balance Sheet reflects reasonable reserves in accordance with IFRS for contingent liabilities of Jetlines.

(l)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Jetlines Material Adverse Effect:
(i)
all payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Jetlines have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof; and

(ii)
all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Jetlines is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(m)	Employment Matters.
(i)
Jetlines has not entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of the transactions contemplated by this Agreement.

(ii)
Jetlines is not: (i) a party to any collective bargaining agreement, or (ii) subject to any application for certification or, to the knowledge of Jetlines, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement.  To the knowledge of Jetlines, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 3.1(m) on or before the Effective Date.

(iii)
Jetlines is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Jetlines, threatened, or any litigation actual, or to the knowledge of Jetlines, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have a Jetlines Material Adverse Effect. To the knowledge of Jetlines, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Jetlines, except as would not be reasonably expected to have a Jetlines Material Adverse Effect.

(iv)
Jetlines has operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Jetlines, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Jetlines Material Adverse Effect.

(n)	Absence of Certain Changes or Events. Since December 31, 2015:
(i)	Jetlines has conducted its businesses only in the ordinary course of business and consistent with past practice;
(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Jetlines Material Adverse Effect has been incurred;
(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Jetlines Material Adverse Effect;
(iv)	there has not been any change in the accounting practices used by Jetlines, except as disclosed in the audited financial statements of Jetlines;
(v)
except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Jetlines;

(vi)	there has not been any entering into, or an amendment of, any material Contract other than in the ordinary course of business consistent with past practice;
(vii)
there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Jetlines's audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(viii)	except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of Jetlines.
(o)
Litigation. Other than as disclosed to Jet in writing, there is no claim, action, proceeding or investigation pending or, to the knowledge of Jetlines, threatened against or relating to Jetlines, the business of Jetlines or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Jetlines Material Adverse Effect or prevent or materially delay the consummation of the Amalgamation, nor to knowledge of Jetlines are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Subsection 3.1(o) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Jetlines Material Adverse Effect). Jetlines is not subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Jetlines Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(p)	Taxes.
(i)
Jetlines has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Jetlines have paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)
Jetlines has made adequate provisions or reserves in accordance with IFRS in the most recently published financial statements of Jetlines for any Taxes of Jetlines for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.
(iii)
Jetlines has duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)
Jetlines has duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)
Jetlines has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(vi)
there are no proceedings, investigations, audits or Claims now pending or, to the knowledge of Jetlines, threatened against Jetlines in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(vii)
Jetlines has not acquired property from a non-arm's length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(viii)
Jetlines has made available to Jet copies of all Tax Returns for the taxation years ended December 31, 2015 and December 31, 2014, and all assessments or reassessments, correspondence related to any assessment or reassessment, requests for Tax rulings, Tax rulings issued by any Governmental Entity, and correspondence related to any audit or proposed audit of Jetlines, to the extent relating to periods or events in respect of which any Governmental Entity may in accordance with applicable Law assess or otherwise impose any Taxes on Jetlines.
(ix)	For the purposes of the Tax Act and any other relevant Tax purposes Jetlines is resident in Canada.
(x)	No claim has been made by any Government Entity in a jurisdiction where Jetlines does not file Tax Returns that Jetlines is or maybe subject to tax in that jurisdiction.
(xi)
There are no Liens for Taxes upon any properties or assets of Jetlines (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in Jetlines's audited financial statements).

(q)
Books and Records. The corporate records and minute books of Jetlines have been maintained in accordance with all applicable Laws, and the minute books of Jetlines as provided to Jet are complete and accurate in all material respects.  The corporate minute books for Jetlines contain minutes of all meetings and resolutions of the directors and securityholders held.  The financial books and records and accounts of Jetlines in all material respects: (a) have been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;  and (b) are stated in reasonable detail, during the period of time when owned by Jetlines, accurately and fairly reflect the transactions and dispositions of assets of Jetlines.

(r)	Insurance.
(i)
Jetlines has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and Jetlines has not failed to make a claim thereunder on a timely basis.

(ii)
Each of such policies and other forms of insurance is in full force and effect on the date hereof and Jetlines will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written (or to the knowledge of Jetlines other) notice of cancellation or termination has been received by Jetlines with respect to any such policy.

(s)
Non-Arm's Length Transactions. Except for agreements for Jetlines Options, employment, consulting or employment compensation agreements entered into in the ordinary course of business, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Jetlines) between Jetlines on the one hand, and any (a) officer or director of

Jetlines, (b) any holder of record or, to the knowledge of Jetlines, beneficial owner of five percent or more of the voting securities of Jetlines, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.
(t)
Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Jetlines that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Jetlines, any acquisition of property by Jetlines or the conduct of business by Jetlines as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Jetlines Material Adverse Effect.

(u)
Material Contracts. Jetlines has performed in all material respects all respective obligations required to be performed by them to date under any material Contracts.  Jetlines is not in breach or default under any material contract to which it is a party or bound, nor does Jetlines have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Jetlines Material Adverse Effect. Jetlines does not know of, or has not received written notice of, any breach or default under (nor, to the knowledge of Jetlines, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such material contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Jetlines Material Adverse Effect.  Prior to the date hereof, Jetlines has made available to Jet true and complete copies of all of the material contracts of Jetlines. All material contracts are legal, valid, binding and in full force and effect and are enforceable by Jetlines in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity) and are the product of fair and arms' length negotiations between the parties thereto.

(v)
Brokers. Except for the fees to be paid to Euro Pacific Canada, none of Jetlines, or any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

(w)	Reporting Issuer Status. As of the date hereof, Jetlines is not a reporting issuer in any province or territory of Canada.
(x)
Money Laundering Laws. The operations of Jetlines are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Entity involving Jetlines with respect to the Money Laundering Laws is pending or, to the knowledge of Jetlines threatened.
(y)
Corrupt Practices Legislation. Neither Jetlines, nor any of its officers, directors or employees acting on behalf of Jetlines has taken, committed to take or been alleged to have taken any action which would cause Jetlines or any of its affiliates to be in violation of the United States' Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law, and to the knowledge of Jetlines no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Jetlines or any  of its affiliates.

3.2	Survival of Representations and Warranties
The representations and warranties of Jetlines contained in this Agreement shall not survive the completion of the Amalgamation and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF JET
4.1	Representations and Warranties
Jet hereby represents and warrants to Jetlines as follows, and acknowledges that Jetlines is relying upon such representations and warranties in connection with the entering into of this Agreement:
(a)
Organization and Qualification. Jet and each of its Subsidiaries are duly incorporated and validly existing under their respective laws of incorporation and each has full corporate power and authority to own its assets and conduct its business as now owned and conducted.  Each of Jet and its Subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. True and complete copies of the constating documents of Jet and each of its Subsidiaries have been delivered or made available to Jetlines, and Jet has not taken any action to amend or supersede such documents.

(b)
Authority Relative to this Agreement. Jet has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Jet and the consummation by Jet of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Jet and no other corporate proceedings on the part of Jet are necessary to authorize this Agreement, other than Jet Shareholder Approval.

This Agreement has been duly executed and delivered by Jet and constitutes a valid and binding obligation of Jet, enforceable by Jetlines against Jet in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
(c)
No Conflict; Required Filings and Consent. The execution and delivery by Jet of this Agreement and the performance by it of its obligations hereunder and the completion of the Continuance, the Consolidation and the Change of Business will not violate, conflict with or result in a breach of any provision of the constating documents of Jet, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Jet Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Jet or by which is bound; or (ii) any Law to which Jet or any is subject or by which Jet is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or Lien upon any of Jet's assets. Other than Jet Shareholder Approval and conditional approval of the TSXV in respect of the Change of Business, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Jet for the consummation by Jet of its obligations in connection with the Amalgamation under this Agreement or for the completion of the Amalgamation not to cause or result in any loss of any rights or assets or any interest therein held by Jet in any material properties, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

(d)
Subsidiaries. Schedule G sets out all of the Subsidiaries of Jet. Other than the Subsidiaries, Jet does not beneficially hold any securities or other interests, or securities convertible or exchangeable into securities or other interests, of any other person.  All of the issued and outstanding securities of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and all such securities are owned, directly or indirectly by Jet, free and clear of all liens and are not subject to any proxy, voting trust or other agreement relating to the voting of such securities, and there are no outstanding options, rights, entitlements, understandings or commitments regarding the right to acquire any such securities or assets of the Subsidiaries. Schedule G accurately sets out the following information with respect to each Subsidiary: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.
(e)	Compliance with Laws.
(i)
The operations of Jet and each of its Subsidiaires has been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Jet and its Subsidiares and Jet has not received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Jet Material Adverse Effect.

(ii)
Each of Jet and its Subsidiaries are not in conflict with, or in default (including cross defaults) under or in violation of: (a) its notice of articles, articles or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Jet Material Adverse Effect.

(f)
Jet Authorizations. Jet has obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Jet and its Subsidiaries or otherwise in connection with the material business or operations of Jet and such Authorizations are in full force and effect.  Jet and its Subsidiaries have fully complied with and is in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Jet Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of Jet, threatened regarding any of the Authorizations.  Jet has not received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Jet Material Adverse Effect and, to the knowledge of Jet, all such Authorizations continue to be effective in order for Jet to continue to conduct their respective businesses as they are currently being conducted.  No Person other than Jet or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(g)	Capitalization and Listing.
(i)
The authorized share capital of Jet consists of an unlimited number of Jet Shares. As at the date of this Agreement there are: (A) 28,218,451 Jet Shares validly issued and outstanding as fully-paid and non-assessable shares of Jet; and (B) nil outstanding options providing for the issuance of nil Jet Shares upon the exercise thereof; and (C) 20,000,000 outstanding warrants providing for the issuance of 20,000,000 Jet Shares upon the exercise thereof.  Except for the securities referred to in this Section 4.1(g)(i) and as set out in Schedule G, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Jet to issue or sell any shares of Jet or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Jet and no Person is entitled to any pre-emptive or other similar right granted by Jet. Jet Shares are listed on the TSXV and the OTCQB, and are not listed or quoted on any market other than the TSXV and OTCQB. The Jet Warrants are listed on the TSXV and are not listed or quoted on any market other than the TSXV.
(ii)
All Jet Shares that may be issued pursuant to the exercise of outstanding Jet Options and Jet Warrants will, when issued in accordance with the terms of such securities, as the case may be, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)	There are no outstanding contractual obligations of Jet to repurchase, redeem or otherwise acquire any Jet Shares.
(iv)	No order ceasing or suspending trading in securities of Jet or prohibiting the sale of such securities has been issued and is outstanding against Jet or, its directors, officers or promoters.
(h)	Shareholder and Similar Agreements. Jet is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Jet.
(i)	U.S. Securities Law Matters.
(i)	Jet is a "foreign private issuer" as defined in Rule 3b-4 under the U.S. Exchange Act.
(ii)	The Jet Shares are registered pursuant to section 12 of the U.S. Exchange Act and is Jet subject to reporting obligations pursuant to section 15(d) of the U.S. Exchange Act.
(iii)	Jet is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.
(iv)	The Jet Shares have not been traded on any national securities exchange in the United States during the past 12 calendar months, and will not be so traded prior to the Effective Date.
(j)	Reports. Jet has filed with all applicable Governmental Entities true and complete copies of Jet Public Documents that Jet is required to file therewith. Jet Public

- -
Documents at the time filed: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (i) complied in all material respects with the requirements of applicable Securities Laws. Jet has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.
(k)	Financial Statements.
(i)
The interim consolidated financial statements for Jet for the period ended January 31, 2016 including the notes thereto have been, and all financial statements of Jet which are publicly disseminated by Jet in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position of Jet as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).  There are no outstanding loans made by Jet to any executive officer or director of Jet.

(ii)
The management of Jet has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Jet in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Jet in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Jet's management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)
Jet maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Jet are being made only with Authorizations of management and directors of Jet, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Jet that could have a material effect on its financial statements.  To the knowledge of Jet, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Jet that are reasonably likely to adversely affect the ability of Jet to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Jet.
(iv)
Neither Jet nor, to Jet's knowledge, any director, officer, employee, auditor, accountant or representative of Jet has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Jet or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Jet has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board, or has not been disclosed to Jetlines.

(l)
Undisclosed Liabilities. Jet does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the unaudited balance sheet of Jet as of January 31, 2016 (the "Jet Balance Sheet") or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since April 30, 2015, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Jet (other than those disclosed on the Jet Balance Sheet and/or the notes to the Jet financial statements), reasonably be expected to have a Jet Material Adverse Effect, or have a Jet Material Adverse Effect, or, as a consequence of the consummation of the Amalgamation, have a Jet Material Adverse Effect.  Without limiting the foregoing, the Jet Balance Sheet reflects reasonable reserves in accordance with IFRS for contingent liabilities of Jet.

(m)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Jet Material Adverse Effect:
(i)
all rentals, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Jet and its material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof; and

(ii)
all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Jet is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(n)	Employment Matters.
(i)
Jet is not (A) a party to any collective bargaining agreement, or (B) subject to any application for certification or, to the knowledge of Jet, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement.  To the knowledge of Jet, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 4.1(n) on or before the Effective Date.

(ii)
Jet is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Jet, threatened, or any litigation actual, or to the knowledge of Jet, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have a Jet Material Adverse Effect. To the knowledge of Jet, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Jet, except as would not be reasonably be expected to have a Jet Material Adverse Effect.

(iii)
Jet has operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Jet, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Jet Material Adverse Effect.

(iv)
Jet has not entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of the transactions contemplated by the Agreement.

(o)	Absence of Certain Changes or Events. Since January 31, 2016:
(i)	Jet has conducted its business only in the ordinary course of business and consistent with past practice;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Jet Material Adverse Effect has been incurred;
(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Jet Material Adverse Effect;
(iv)	there has not been any change in the accounting practices used by Jet, except as disclosed in the Jet Public Documents;
(v)	except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of Jet.
(vi)
there has not been any redemption, repurchase or other acquisition of Jet Shares by Jet, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Jet Shares;

(vii)	there has not been any entering into, or an amendment of, any material Contract other than in the ordinary course of business consistent with past practice;
(viii)
there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Jet's financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(ix)	except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of Jet.
(p)
Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of Jet, threatened against or relating to Jet, the business of Jet or affecting any of its properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Jet Material Adverse Effect or prevent or materially delay the consummation of the Amalgamation, nor to knowledge of Jet are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Section 4.1(p) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Jet Material Adverse Effect). Jet is not subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Jet Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(q)	Taxes.
(i)
Jet has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Jet has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)
Jet has made adequate provisions or reserves in accordance with IFRS in the most recently published financial statements of Jet for any Taxes of Jet for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(iii)
Jet has duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)
Jet has duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)
Jet has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(vi)	There are no proceedings, investigations, audits or Claims now pending or, to the knowledge of Jet, threatened against Jet in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.
(vii)
Jet has not acquired property from a non-arm's length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(viii)
Jet has made available to Jetlines copies of all Tax Returns for the taxation years ended April 30, 2015 and April 30, 2014, and all assessments or reassessments, correspondence related to any assessment or reassessment, requests for Tax rulings, Tax rulings issued by any Governmental Entity, and correspondence related to any audit or proposed audit of Jet, to the extent relating to periods or events in respect of which any Governmental Entity may in accordance with applicable Law assess or otherwise impose any Taxes on Jet.

(ix)	For the purposes of the Tax Act and any other relevant Tax purposes Jet is resident in Canada.
(x)	No claim has been made by any Government Entity in a jurisdiction where Jet does not file Tax Returns that Jet is or maybe subject to tax in that jurisdiction.
(xi)
There are no Liens for Taxes upon any properties or assets of Jet (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in Jet's audited financial statements).

(r)
Books and Records. The corporate records and minute books of Jet have been maintained in accordance with all applicable Laws, and the minute books of Jet as provided to Jetlines are complete and accurate in all material respects.  The corporate minute books for Jet contain minutes of all meetings and resolutions of the directors and securityholders held.  The financial books and records and accounts of Jet in all material respects: (a) have been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; and (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of Jet.

(s)	Insurance.
(i)
Jet has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and Jet has not failed to make a claim thereunder on a timely basis.

(ii)
Each of such policies and other forms of insurance is in full force and effect on the date hereof and Jet will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written (or to the knowledge of Jet other) notice of cancellation or termination has been received by Jet with respect to any such policy.

(t)
Non-Arm's Length Transactions. Other than the King & Bay West Agreement, employment, consulting or employment compensation agreements entered into in the ordinary course of business, there are no material current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Jet) between Jet on the one hand, and any (i) officer or director of Jet, (ii) any holder of record or, to the knowledge of Jet, beneficial owner of five percent or more of the voting securities of Jet, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(u)	Benefit Plans. Each Jet Benefit Plan has been operated in accordance with its terms and any contributions required to be made under each Jet Benefit Plan, as of the date hereof, have been timely made.
(v)
Mineral Rights.  All of Jet's mineral interests and rights with respect to its mineral properties, including any material mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law, have been disclosed to Jetlines (the "Jet Mineral Rights"). Other than the Jet Mineral Rights, Jet does not own or have any interest in any material mineral interests. Other than as disclosed to Jetlines in writing or as disclosed in the Jet Public Documents:

(i)	Jet or one of its Subsidiaries is the legal and beneficial owner of all right, title and interest in and to the Jet Mineral Rights, free and clear of any Liens.
(ii)	All of the Jet Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims or mining leases.
(iii)
The Jet Mineral Rights are in good standing under applicable Law and, to the knowledge of Jet, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(iv)	To the knowledge of Jet, there is no material adverse claim against or challenge to the title to or ownership of the Jet Mineral Rights.

(v)	No Person other than Jet or a Subsidiary has any interest in the Jet Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.
(vi)	There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Jet's interest in the Jet Mineral Rights.
(vii)	There are no material restrictions on the ability of Jet or its Subsidiaries to use, transfer or exploit the Jet Mineral Rights, except pursuant to applicable Law.
(viii)
Jet or its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences operations from landowners or Governmental Entities permitting the use of land by Jet or its Subsidiaries, and mineral interests that are required to explore the Jet Mineral Rights as contemplated in Jet Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by Jet to explore any of the Jet Mineral Rights as contemplated in Jet Public Documents filed (and available on SEDAR) on or before the date hereof.

(ix)	Jet has not received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Jet in any of the Jet Mineral Rights.
(w)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Jet Material Adverse Effect:
(i)	all facilities and operations of Jet and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;
(ii)	Jet and each of its Subsidiaries is in possession of, and in compliance with, all Environmental Permits that are required to conduct their respective business as they are now being conducted;
(iii)
no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Jet and each of its Subsidiaries and, to the knowledge of Jet, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)	neither Jet nor any of its Subsidiaries is not subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;
(v)
to the knowledge of Jet, there are no changes in the status, terms or conditions of any Environmental Permits held by Jet or any Subsidiary or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Jet following the Effective Date; and

(vi)
to the knowledge of Jet, neither Jet nor any Subsidiary is subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Jet Material Adverse Effect.

(x)
Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Jet that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Jet, any acquisition of property by Jet or the conduct of business by Jet as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Jet Material Adverse Effect.

(y)
Material Contracts. Jet has performed in all material respects all respective obligations required to be performed by them to date under any material contracts.  Jet is not in breach or default under any material contract to which it is a party or bound, nor does Jet have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Jet Material Adverse Effect. Jet does not know of, or has received written notice of, any breach or default under (nor, to the knowledge of Jet, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such material contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Jet Material Adverse Effect.  Prior to the date hereof, Jet has made available to Jetlines true and complete copies of all of the material contracts of Jet.  All material contracts are legal, valid, binding and in full force and effect and are enforceable by Jet in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity) and are the product of fair and arms' length negotiations between the parties thereto.
(z)
Brokers. Except as set out in Schedule G, none of Jet or, to its knowledge, any of the officers, directors or employees of Jet has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

(aa)
Reporting Issuer Status. As of the date hereof, Jet is a reporting issuer not in default (or the equivalent) under the Securities Laws of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland & Labrador.

(bb)	Stock Exchange Compliance. Jet is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV and the OTCQB.
(cc)
Money Laundering Laws. The operations of Jet and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of Money Laundering Laws and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Entity involving Jet or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Jet threatened.

(dd)
Corrupt Practices Legislation. Neither Jet and its affiliates, nor any of their respective officers, directors or employees acting on behalf of Jet or its affiliates has taken, committed to take or been alleged to have taken any action which would cause Jet or its affiliates to be in violation of the United States' Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of Jet, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Jet or its affiliates.

4.2	Survival of Representations and Warranties
The representations and warranties of Jet contained in this Agreement shall not survive the completion of the Amalgamation and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
 COVENANTS
5.1	Covenants of Jetlines Regarding the Conduct of Business
Jetlines covenants and agrees that prior to the Effective Date, unless Jet shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:
(a)
Jetlines shall conduct its business only in, not take any action except in, and maintain its facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Jetlines, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, employees, Governmental Entities and others having business relationships with them;

(b)	other than as expressly permitted or required by this Agreement, without limiting the generality of Subsection 5.1(a), Jetlines shall not, directly or indirectly:
(i)
issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Jetlines Shares, any Jetlines Options or any warrants, calls, conversion privileges or rights of any kind to acquire any Jetlines Shares, other than the issuance of Jetlines Shaers and Warrants pursuant to the Bridge Financing and pursuant to the exercise of existing Jetlines Options or Jetlines Warrants or the amendment of Jetlines Options to provide for adjustment in accordance with the terms of this Agreement;

(ii)	amend or propose to amend the articles, by-laws or other constating documents or the terms of any securities of Jetlines;
(iii)	split, combine or reclassify any outstanding Jetlines Shares;
(iv)	redeem, purchase or offer to purchase any Jetlines Shares or other securities of Jetlines;
(v)
without the prior written consent of Jet, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Jetlines Shares;

(vi)	reorganize, amalgamate or merge Jetlines with any other Person;
(vii)	reduce the stated capital of the shares of Jetlines;
(viii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Jetlines;

(ix)	authorize, recommend or propose any release or relinquishment of any contractual right, except in the ordinary course of business consistent with past practice;
(x)
waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any material Authorization, lease, concession, contract or other document, or (ii) any other material legal rights or claims;

(xi)
waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xii)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities;

(xiii)
take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Jetlines to consummate the Amalgamation or the other transactions contemplated by this Agreement; or

(xiv)
take any action, permit any inaction or enter into any transaction other than in accordance with or as contemplated in this Agreement, making an investment in securities of any person other than in accordance with or as contemplated in this Agreement;

(c)	Jetlines shall use its commercially reasonable efforts to maintain and preserve all of its goodwill and all of its rights under each of its Authorizations;
(d)	Jetlines shall:
(i)	not take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;
(ii)
provide Jet with prompt written notice of: (A) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits

(including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of Jetlines which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Jetlines Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Jetlines contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Jetlines Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Jetlines to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;
(iii)
not enter into or renew any agreement, contract, lease, licence or other binding obligation of Jetlines (A) containing (1) any limitation or restriction on the ability of Jetlines or, following completion of the transactions contemplated hereby, the ability of Amalco, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Jetlines or, following consummation of the transactions contemplated hereby, all or any portion of the business of Amalco, is or would be conducted, or (3) any limit or restriction on the ability of Jetlines or, following completion of the transactions contemplated hereby, the ability of Amalco, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(e)	Jetlines shall:
(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;
(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;
(iii)	not make or rescind any material express or deemed election relating to Taxes;
(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and
(f)	Jetlines shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.1.
5.2	Covenants of Jetlines Relating to the Amalgamation
Jetlines shall perform all obligations required to be performed by Jetlines under this Agreement, co-operate with Jet in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably possible, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Jetlines shall:
(a)	use its commercially reasonable efforts to complete the Amalgamation;
(b)	use its commercially reasonable efforts to obtain and assist Jet in obtaining all required Regulatory Approvals;
(c)
use its commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all third party consents, approvals and notices required under any of the material Contracts;

(d)	defend all lawsuits or other legal, regulatory or other proceedings against Jetlines challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;
(e)	provide such assistance as may be reasonably requested by Jet for the purposes of completing the Jet Meeting; and
(f)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement.
5.3	Covenants of Jet Regarding the Conduct of Business
Jet covenants and agrees that prior to the Effective Date, unless Jetlines shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:
(a)
Jet shall conduct its business only in, not take any action except in, and maintain its facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its present business organization and goodwill, to preserve intact Jet, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)	Other than as contemplated in this Agreement, without limiting the generality of Subsection 5.3(a), Jet shall not, directly or indirectly:
(i)
issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Jet Shares, any Jet Options or any warrants, calls, conversion privileges or rights of any kind to acquire any Jet Shares or other securities, other than pursuant to the Financing and upon exercise of existing Jet Options or Jet Warrants;

(ii)
sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Jet or any interest in any assets of Jet having a value greater than $100,000 in the aggregate;

(iii)	amend or propose to amend the notice of articles, articles or other constating documents or the terms of any securities of Jet;
(iv)	split, combine or reclassify any outstanding Jet Shares;
(v)	redeem, purchase or offer to purchase any Jet Shares or other securities of Jet;
(vi)
without the prior written consent of Jetlines, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Jet Shares;

(vii)	reorganize, amalgamate or merge Jet with any other Person;
(viii)	reduce the stated capital of the shares of Jet;
(ix)
acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person;

(x)
except in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(xi)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Jet;
(xii)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or iatisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Jet's financial statements or incurred in the ordinary course of business consistent with past practice;
(xiii)	authorize, recommend or propose any release or relinquishment of any contractual right, except in the ordinary course of business consistent with past practice;
(xiv)
waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any material Authorization, lease, concession, contract or other document, or (ii) any other material legal rights or claims;

(xv)
waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xvi)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities;

(xvii)	incur business expenses other than in the ordinary course and consistent with past practice;
(xviii)
take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Jet to consummate the Amalgamation or the other transactions contemplated by this Agreement;

(xix)
increase the benefits payable or to become payable to its directors or officers, enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of Jet or member of the Jet Board; or

(xx)
in the case of employees who are not officers of Jet or members of the Jet Board, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(c)
Jet shall not establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, current or former employees of Jet;

(d)
Jet shall use commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	Jet shall use its commercially reasonable efforts to maintain and preserve all of its rights under each of its Authorizations;
(f)	Jet shall:
(i)	not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;
(ii)
provide Jetlines with prompt written notice of: (A) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, articles, notice of articles, licenses, permits (including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of Jet which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Jet Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Jet contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Jet Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Jet to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(iii)
not enter into or renew any agreement, contract, lease, licence or other binding obligation of Jet (A) containing (1) any limitation or restriction on the ability of Jet or, following completion of the transactions contemplated hereby, the ability of Amalco, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Jet or, following consummation of the transactions contemplated hereby, all or any portion of the business of Amalco, is or would be conducted, or (3) any limit or restriction on the ability of Jet or, following completion of the transactions contemplated hereby, the ability of Amalco, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(iv)
not enter into or renew any agreement, contract, lease, licence or other binding obligation of Jet that is not terminable within 30 days of the Effective Date without payment by Jet that involves or would reasonably be expected to involve payments in excess of $100,000 in the aggregate over the term of the contract other than any finder's fee or agency agreement to be entered into with respect to the Financing; and

(v)	not incur any capital expenditures or enter into any agreement obligating Jet to provide for future capital expenditures.
(g)	Jet shall:
(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;
(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;
(iii)	not make or rescind any material express or deemed election relating to Taxes;
(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;
(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and
(h)	Jet shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.3.

5.4	Covenants of Jet Relating to the Amalgamation
Jet shall perform all obligations required to be performed by Jet under this Agreement, co-operate with Jetlines in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Jet shall:
(a)	cause Jet Subco to be incorporated under the CBCA as a wholly-owned subsidiary of Jet;
(b)	cause Jet Subco to adopt this Agreement in accordance with section 14(2) of the CBCA;
(c)	use its commercially reasonable efforts to complete the Continuance;
(d)	use its commercially reasonable efforts to complete the Consolitation;
(e)	use its commercially reasonable efforts to cause Jet Subco to complete the Amalgamation;
(f)	use its commercially reasonable efforts to obtain and assist Jetlines and Jet Subco in obtaining all required Regulatory Approvals;
(g)
use its commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all third party consents, approvals and notices required under any of the material Contracts;

(h)	defend all lawsuits or other legal, regulatory or other proceedings against Jet or Jet Subco challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;
(i)	provide such assistance as may be reasonably requested by Jetlines for the purposes of holding the Jetlines Meeting;
(j)
apply for and use commercially reasonable efforts to obtain conditional approval of the Change of Business, the listing and posting for trading on the TSXV of the Jet Shares to be issued upon completion of the Amalgamation and any Jet Shares issued upon exercise of Jetlines Options or Jetlines Warrants following completion of the Amalgamation, subject only to satisfaction by Jet of customary listing conditions of the TSXV;

(k)
subject to applicable Law, make available and cause to be made available to Jetlines, and its agents and advisors, information reasonably requested by Jetlines for the purposes of confirming the representations and warranties of Jet set out in Section 4.1 of this Agreement; and

(l)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement.
5.5	CTA Exemption Order
Jet and Jetlines shall cooperate in good faith and use their commercially reasonable efforts to obtain an agreement from the Federal Government of Canada for the Minister of Transport to issue an order regarding the application of the foreign ownership restrictions of the Canada Transportation Act.
ARTICLE 6
 CONDITIONS
6.1	Mutual Conditions Precedent
The obligations of the Parties to complete the Amalgamation are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:
(a)	the Jetlines Amalgamation Resolution shall have been approved and adopted by the Jetlines Shareholders at the Jetlines Meeting on or before the Meeting Deadline;
(b)	the Jet Transaction Resolution shall have been approved and adopted by the Jet Shareholders at the Jet Meeting on or before the Meeting Deadline;
(c)	the Continuance shall have been effected;
(d)	the Consolidation shall have been effected;
(e)	the Articles of Amalgamation filed with the Directors shall be in form and substance satisfactory to each of the Parties, acting reasonable;
(f)	the TSXV Approval shall have been received;
(g)
no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Amalgamation illegal or otherwise preventing or prohibiting consummation of the Amalgamation;

(h)	all Regulatory Approvals shall have been obtained on terms and conditions satisfactory to each of Jetlines and Jet, acting reasonably;
(i)	such escrow agreements as may be required by the TSXV shall have been entered into;

(j)
either: (i) the Financing shall have been completed; or (ii) all conditions to completion of the Financing shall have been satisfied or waived other than a condition to the Financing requiring completion of the Amalgamation;

(k)	the Jet Debt Settlement shall have occurred;
(l)	the New King & Bay West Agreement shall have been entered into;
(m)
each employee of Jetlines and Jet shall have executed a waiver of any change of control payments that he may be entitled to under the terms of his employment agreement as a result of the transactions contemplated by this Agreement; and

(n)	there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity or any other Person that is reasonably likely to result in a:
(i)	prohibition or restriction on the consummation of Amalgamation or a Person obtaining from Jetlines, Jet Subco or Jet any material damages directly or indirectly in connection with the Amalgamation; or
(ii)	prohibition or material limit on the ownership by Jet of Jetlines or any material portion of its business.
6.2	Additional Conditions Precedent to the Obligations of Jet
The obligation of Jet to complete the Amalgamation is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Jet and may be waived by Jet):
(a)
all covenants of Jetlines under this Agreement to be performed on or before the Effective Time which have not been waived by Jet shall have been duly performed by Jetlines in all material respects and Jet shall have received a certificate of Jetlines addressed to Jet and dated the Effective Date, signed on behalf of Jetlines by two senior executive officers of Jetlines (on Jetlines's behalf and without personal liability), confirming the same as at the Effective Time;

(b)
the representations and warranties of Jetlines set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Jetlines Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Jetlines Material Adverse Effect, and Jet shall have received a certificate of Jetlines addressed to Jet and dated the Effective Date, signed on behalf of Jetlines by two senior executive officers of Jetlines (on Jetlines's behalf and without personal liability), confirming the same as at the Effective Date;

(c)
there shall not have occurred a Jetlines Material Adverse Effect that has not been disclosed to Jet in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Jetlines Material Adverse Effect, and Jet shall have received a certificate signed on behalf of Jetlines by the chief executive officer and the chief financial officer of Jetlines (on Jetlines's behalf and without personal liability) to such effect;

(d)
each of the Jetlines Voting Agreements shall be in full force and effect and there shall not have occurred any material non-fulfilment or breach of any covenant or agreement, or any material misrepresentation or any incorrectness in or any breach of any representation or warranty, contained in a Jetlines Voting Agreement on the part of a Jetlines Locked-up Shareholder; and

(e)	holders of no more than 5% of the Jetlines Shares shall have exercised Dissent Rights.
The foregoing conditions will be for the sole benefit of Jet and may be waived by it in whole or in part at any time.
6.3	Additional Conditions Precedent to the Obligations of Jetlines
The obligation of Jetlines to complete the Amalgamation is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Jetlines and may be waived by Jetlines):
(a)
all covenants of Jet under this Agreement to be performed on or before the Effective Time which have not been waived by Jetlines shall have been duly performed by Jet in all material respects and Jetlines shall have received a certificate of Jet, addressed to Jetlines and dated the Effective Date, signed on behalf of Jet by two senior executive officers of Jet (on Jet's behalf and without personal liability), confirming the same as of the Effective Time;

(b)
the representations and warranties of Jet set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Jet Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect, and Jetlines shall have received a certificate of Jet addressed to Jetlines and dated the Effective Date, signed on behalf of Jet by two senior executive officers of Jet (on Jet's behalf and without personal liability), confirming the same as at the Effective Time;

(c)
there shall not have occurred a Jet Material Adverse Effect that has not been publicly disclosed by Jet prior to the date hereof or disclosed to Jetlines in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Jet Material Adverse Effect and Jetlines shall have received a certificate signed on behalf of Jet by the chief executive officer and chief financial officer of Jet (on Jet's behalf and without personal liability) to such effect;
(d)
each of the Jet Voting Agreements shall be in full force and effect and there shall not have occurred any material non-fulfilment or breach of any covenant or agreement, or any material misrepresentation or any incorrectness in or any breach of any representation or warranty, contained in a Jet Voting Agreement on the part of a Jet Locked-up Shareholder; and

(e)	holders of no more than 5% of the Jet Shares shall have exercised Dissent Rights.
The foregoing conditions will be for the sole benefit of Jetlines and may be waived by it in whole or in part at any time.
6.4	Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Articles of Amalgamation are filed under the CBCA to give effect to the Amalgamation.
ARTICLE 7
 ADDITIONAL AGREEMENTS
7.1	Jetlines Non-Solicitation
(a)
On and after the date of this Agreement, except as otherwise provided in this Agreement, Jetlines shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)
make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Jetlines, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)
engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Jetlines, provided that, for greater certainty, Jetlines may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Jetlines Board has so determined;

(iii)
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Jet, the approval or recommendation of the Jetlines Board or any committee thereof of this Agreement or the Amalgamation;

(iv)
approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal for Jetlines (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal in respect of which a confidentiality agreement has been executed in accordance with Section 7.1(d) shall not be considered a violation of this Subsection 7.1(a)(iv)); or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal, provided, however, that nothing contained in this Subsection 7.1(a) or any other provision of this Agreement shall prevent the Jetlines Board from, and the Jetlines Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Jetlines Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 7.1(d) to any Person where the requirements of that Section are met.
(b)
Jetlines shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Jet) with respect to any potential Acquisition Proposal and, in connection therewith, Jetlines will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Jetlines agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Jetlines undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof or enter into after the date hereof.

(c)
From and after the date of this Agreement, Jetlines shall immediately provide notice to Jet of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Jetlines in connection with such an Acquisition Proposal or for access to the properties, books or records of Jetlines by any Person that informs Jetlines, any member of the Jetlines Board that it is considering making, or has made, an Acquisition

Proposal. Such notice to Jet shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Jetlines, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  Jetlines shall keep Jet promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Jet with respect thereto.
(d)
If the Jetlines Board receives a request for material non-public information from a Person who proposes to Jetlines an unsolicited bona fide written Acquisition Proposal, Jetlines may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided that Jetlines shall promptly provide Jet with copies of all correspondence and information provided to or received from such Person. If: (x) the Jetlines Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Jetlines Board, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Jetlines would be inconsistent with the fiduciary duties of the Jetlines Board, then, and only in such case, Jetlines may provide such Person with access to information regarding Jetlines, subject to the execution of a confidentiality and standstill agreement which is customary in such situations; provided that Jetlines sends a copy of any such confidentiality and standstill agreement to Jet promptly upon its execution and Jet is provided with a list of, and, at the request of Jet, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)
Jetlines agrees that it will not accept, approve or enter into any agreement (a "Jetlines Proposed Agreement"), other than a confidentiality agreement as contemplated by Subsection 7.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Jetlines Board determines that the Acquisition Proposal constitutes a Superior Proposal;
(ii)	the Jetlines Meeting has not occurred;
(iii)	Jetlines has complied with Subsections 7.1(a) through 7.1(d) inclusive;
(iv)
Jetlines has provided Jet with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Jetlines Proposed Agreement relating to such Superior Proposal, and a written notice from the Jetlines Board regarding the value in financial terms that the Jetlines Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Jet not less than five business days prior to the proposed acceptance, approval, recommendation or execution of the Jetlines Proposed Agreement by Jetlines;
(v)
Five business days shall have elapsed from the date Jet received the notice and documentation referred to in Subsection 7.1(e)(iv) from Jetlines and, if Jet has proposed to amend the terms of the Amalgamation in accordance with Subsection 7.1(f), the Jetlines Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Amalgamation by Jet; and

(vi)	Jetlines concurrently terminates this Agreement pursuant to Section 8.2(a)(iv)(E);
and Jetlines further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Jet the approval or recommendation of the Amalgamation, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 7.1(e)(i) through 7.1(e)(v)have been satisfied.
(f)
Jetlines acknowledges and agrees that, during the five business day periods referred to in Subsections 7.1(e)(iv) and 7.1(e)(v) or such longer period as Jetlines may approve for such purpose, Jet shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Amalgamation and Jetlines shall co-operate with Jet with respect thereto, including negotiating in good faith with Jet to enable Jet to make such adjustments to the terms and conditions of this Agreement and the Amalgamation as Jet deems appropriate and as would enable Jet to proceed with the Amalgamation and any related transactions on such adjusted terms. The Jetlines Board will review any proposal by Jet to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 7.1(a), whether Jet's proposal to amend the Amalgamation would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Amalgamation.

(g)
The Jetlines Board shall promptly reaffirm its recommendation of the Amalgamation by press release after: (x) any Acquisition Proposal which the Jetlines Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Jetlines Board determines that a proposed amendment to the terms of the Amalgamation would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Jet has so amended the terms of the Amalgamation. Jet and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Jetlines, acting reasonably.
(h)
Nothing in this Agreement shall prevent the Jetlines Board from responding through a directors' circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Jet having suffered a Jet Material Adverse Effect.  Further, nothing in this Agreement shall prevent the Jetlines Board from making any disclosure to the securityholders of Jetlines if the Jetlines Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Jetlines Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Jetlines Board shall be permitted to make such disclosure, the Jetlines Board shall not be permitted to make a Jetlines Change in Recommendation, other than as permitted by Section 7.1(e) or the first sentence of this paragraph.  Jet and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Jetlines, acting reasonably.

(i)	Jetlines acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.1.
(j)
Jetlines shall ensure that the officers, directors and employees of and any investment bankers or other advisors or representatives retained by Jetlines in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Jetlines shall be responsible for any breach of this Section 7.1 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)
If Jetlines provides Jet with the notice of an Acquisition Proposal contemplated in this Section 7.1 on a date that is less than seven calendar days prior to the Jetlines Meeting, if requested by Jet, Jetlines shall adjourn the Jetlines Meeting to a date that is not less than seven calendar days and not more than 10 calendar days after the date of such notice, provided, however, that the Jetlines Meeting shall not be adjourned or postponed to a date later than the seventh (7) business day prior to the Outside Date.

7.2	Jet Non-Solicitation
(a)
On and after the date of this Agreement, except as otherwise provided in this Agreement, Jet shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)
make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Jet, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)
engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Jet, provided that, for greater certainty, Jet may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Jet Board has so determined;

(iii)
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Jetlines, the approval or recommendation of the Jet Board or any committee thereof of this Agreement or the Amalgamation;

(iv)
approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving Jet (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal in respect of which a confidentiality agreement has been executed in accordance with Section 7.2(d) shall not be considered a violation of this Subsection 7.2(a)(iv)); or

(v)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving Jet,

provided, however, that nothing contained in this Subsection 7.2(a) or any other provision of this Agreement shall prevent the Jet Board from, and the Jet Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Jet board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 7.2(d) to any Person where the requirements of that Section are met.
(b)
Jet shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Jetlines) with respect to any potential Acquisition Proposal and, in connection therewith, Jet will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Jet agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Jet undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof or enter into after the date hereof.
(c)
From and after the date of this Agreement, Jet shall immediately provide notice to Jetlines of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Jet in connection with such an Acquisition Proposal or for access to the properties, books or records of Jet by any Person that informs Jet, any member of the Jet Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Jetlines shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Jet, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  Jet shall keep Jetlines promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Jet with respect thereto.

(d)
If the Jet Board receives a request for material non-public information from a Person who proposes to Jet an unsolicited bona fide written Acquisition Proposal, Jet may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided that Jet shall promptly provide Jetlines with copies of all correspondence and information provided to or received from such Person. If: (x) the Jet Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Jet Board, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Jet would be inconsistent with the fiduciary duties of the Jet Board, then, and only in such case, Jet may provide such Person with access to information regarding Jet, subject to the execution of a confidentiality and standstill agreement which is customary in such situations; provided that Jet sends a copy of any such confidentiality and standstill agreement to Jetlines promptly upon its execution and Jetlines is provided with a list of, and, at the request of Jetlines, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)
Jet agrees that it will not accept, approve or enter into any agreement (a "Jet Proposed Agreement"), other than a confidentiality agreement as contemplated by Subsection 7.2(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Jet Board determines that the Acquisition Proposal constitutes a Superior Proposal;
(ii)	the Jet Meeting has not occurred;
(iii)	Jet has complied with Subsections 7.2(a) through 7.2(d) inclusive;
(iv)
Jet has provided Jetlines with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Jet Proposed Agreement relating to such Superior Proposal, and a written notice from the Jet Board regarding the value in financial terms that the Jet Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Jetlines not less than five business days prior to the proposed acceptance, approval, recommendation or execution of the Jet Proposed Agreement by Jet.

(v)
Five business days shall have elapsed from the date Jetlines received the notice and documentation referred to in Subsection 7.2(e)(iv) from Jet and, if Jetlines has proposed to amend the terms of the Amalgamation in accordance with Subsection 7.2(f), the Jet Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Amalgamation by Jetlines; and

(vi)	Jet concurrently terminates this Agreement pursuant to Section 8.2(a)(iii);
and Jet further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Jetlines the approval or recommendation of the Amalgamation, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 7.2(e)(i) through 7.2(e)(v) have been satisfied.
(f)
Jet acknowledges and agrees that, during the five business day periods referred to in Subsections 7.2(e)(iv) and 7.2(e)(v) or such longer period as Jet may approve for such purpose, Jetlines shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Amalgamation and Jet shall co-operate with Jetlines with respect thereto, including negotiating in good faith with Jetlines to enable Jetlines to make such adjustments to the terms and conditions of this Agreement and the Amalgamation as Jet deems appropriate and as would enable Jet to proceed with the Amalgamation and any related transactions on such adjusted terms. The Jet Board will review any proposal by Jetlines to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 7.2(a), whether Jetlines's proposal to amend the Amalgamation would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Amalgamation.
(g)
The Jet Board shall promptly reaffirm its recommendation of the Amalgamation by press release after: (x) any Acquisition Proposal which the Jet Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Jet Board determines that a proposed amendment to the terms of the Amalgamation would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Jetlines has so amended the terms of the Amalgamation. Jetlines and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Jet, acting reasonably.

(h)
Nothing in this Agreement shall prevent the Jet Board from responding through a directors' circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Jetlines having suffered a Jetlines Material Adverse Effect.  Further, nothing in this Agreement shall prevent the Jet Board from making any disclosure to the securityholders of Jet if the Jet Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Jet Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Jet Board shall be permitted to make such disclosure, the Jet Board shall not be permitted to make a Jet Change in Recommendation, other than as permitted by Section 7.2(e) or the first sentence of this paragraph.  Jetlines and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Jet, acting reasonably.

(i)	Jet acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.2.
(j)
Jet shall ensure that the officers, directors and employees of Jet and any investment bankers or other advisors or representatives retained by Jet in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Jet shall be responsible for any breach of this Section 7.2 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)
If Jet provides Jetlines with the notice of an Acquisition Proposal contemplated in this Section 7.2 on a date that is less than seven calendar days prior to the Jet Meeting, if requested by Jetlines, Jet shall adjourn the Jet Meeting to a date that is not less than seven calendar days and not more than 10 calendar days after the date of such notice, provided, however, that the Jet Meeting shall not be adjourned or postponed to a date later than the seventh (7) business day prior to the Outside Date.

7.3	Access to Information; Confidentiality
From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, each Party shall, and shall cause their respective Representatives to afford to the other Party and to Representatives of the other Party such access as the other Party may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish Jet the other Party with all data and information as the other Party may reasonably request.
7.4	Notices of Certain Events
(a)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)
cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this clause (i) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time, provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.
(b)
No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 8.2(a)(iii)(B) or Section 8.2(a)(iv)(B) unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of five Business Days from such notice.
ARTICLE 8
 TERM, TERMINATION, AMENDMENT AND WAIVER
8.1	Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
8.2	Termination
(a)	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding Jet Shareholder Approval or Jetlines Shareholder Approval):
(i)	by mutual written agreement of Jetlines and Jet;
(ii)	by either Jetlines or Jet, if:
(A)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this 8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)
after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Amalgamation illegal or otherwise prohibited or enjoins Jetlines or Jet from consummating the Amalgamation and such applicable Law or enjoinment shall have become final and non-appealable;

(C)	the Jet Shareholder Approval shall not have been obtained at the Jet Meeting; or
(D)	Jetlines Shareholder Approval shall not have been obtained at the Jetlines Meeting;
(iii)	by Jet, if:
(A)
prior to the Effective Time: (1) subject to Section 7.1(a)(iv), the Jetlines Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Jet or fails to publicly reaffirm its unanimous recommendation of the Amalgamation within three calendar days (and in any case prior to the Jetlines Meeting) after having been requested in writing by Jet to do so, in a manner adverse to Jet (a "Jetlines Change in Recommendation"); (2) the Jetlines Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) Jetlines shall have breached Section 7.1 in any material respect;

(B)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Jetlines set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Jet and provided that Jet is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied;

(C)
Jet has been notified in writing by Jetlines of a Jetlines Proposed Agreement in accordance with Section 7.1(e), and either: (i) Jet does not deliver an amended Amalgamation proposal within five Business Days of delivery of the Jetlines Proposed Agreement to Jet; or (ii) Jet delivers an amended Amalgamation proposal pursuant to Section 7.1(f) but the Jetlines Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Jetlines Proposed Agreement continues to be a Superior Proposal in comparison to the amended Amalgamation terms offered by Jet;

(D)	the condition in Section 6.1(j) shall not have been satisfied on or before June 30, 2016; or
(E)
it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 7.2(d)), subject to compliance with Section 7.2 in all material respects.

(iv)	by Jetlines, if
(A)
prior to the Effective Time: (1) subject to Section 7.2(a)(iv), the Jet Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Jetlines or fails to publicly reaffirm its unanimous recommendation of the Amalgamation within three calendar days (and in any case prior to the Jet Meeting) after having been requested in writing by Jetlines to do so, in a manner adverse to Jetlines (an "Jet Change in Recommendation"); (2) the Jet Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) Jet shall have breached Section 7.2 in any material respect;

(B)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Jet set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Jetlines and provided that Jetlines is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) or Section 6.3(b) not to be satisfied;

(C)
Jetlines has been notified in writing by Jet of a Jet Proposed Agreement in accordance with Section 7.2(e), and either: (i) Jetlines does not deliver an amended Amalgamation proposal within five Business Days of delivery of the Jet Proposed Agreement to Jetlines; or (ii) Jetlines delivers an amended Amalgamation proposal pursuant to Section 7.2(f) but the Jet Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Jet Proposed Agreement continues to be a Superior Proposal in comparison to the amended Amalgamation terms offered by Jetlines;

(D)	the condition in Section 6.1(j) shall not have been satisfied on or before June 30, 2016; or
(E)
it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 7.1(d)), subject to compliance with Section 7.1 in all material respects.

(b)
The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party's exercise of its termination right.

(c)
If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 8.2(c) and Sections 8.3, 9.1, 9.2, 9.3, 9.5, 9.6 and 9.8 and all related definitions set forth in Section 1.1 shall survive any termination hereof pursuant to Section 8.2.

(d)	Section 8.2(a)(iv)(B) of this Agreement is the equivalent section for the purposes of Section 6(5) of the Loan Agreement.

8.3	Expenses
Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Amalgamation shall be paid by the Party incurring such fees, costs or expenses.
8.4	Amendment
Subject to applicable Laws, this Agreement may, at any time and from time to time before or after the holding of the Jetlines Meeting or the Jet Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or Authorization on the part of the Jetlines Shareholders or Jet Shareholders, and any such amendment may without limitation:
(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and
(d)	waive compliance with or modify any mutual conditions precedent herein contained.
8.5	Waiver
Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party's agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party's representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.
ARTICLE 9
 GENERAL PROVISIONS
9.1	Notices
All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a business day then the notice shall be deemed to have been given and received on the next business day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by facsimile or email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):
(a)	if to Jet:
Jet Metal Corp.
1240 – 1140 West Pender St.
Vancouver, B.C.
V6E 4G1
Attention: Mark J. Morabito, Chief Executive Officer
Facsimile: (604) 681-8039
Email: mmorabito@kingandbay.com
with a copy (which shall not constitute notice) to:
King & Bay West Management Corp.
1240 – 1140 West Pender St.
Vancouver, B.C.
V6E 4G1
Attention: Olen J. Aasen, Executive VP & General Counsel
Facsimile: (604) 681-8039
Email: oaasen@kingandbay.com
(b)	if to Jetlines:
Canada Jetlines Ltd.
Room C4408, YVR International Terminal Bldg.
3211 Grant McConachie Way
Richmond, B.C.
V7B 0A4

Attention: Jim Scott, Chief Executive Officer
Facsimile: (604)
Email: jim.scott@jetlines.ca
with a copy (which shall not constitute notice) to:
Miller Thomson LLP
1000 – 840 Howe Street
Vancouver, British Columbia
V6Z 2M1
Attention: Kevin Sorochan
Facsimile: (604) 643-1200
Email: ksorochan@millerthomson.com

9.2	Governing Law; Waiver of Jury Trial
This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
9.3	Injunctive Relief
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.
9.4	Time of Essence
Time shall be of the essence in this Agreement.
9.5	Entire Agreement, Binding Effect and Assignment
This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof (except for the Loan Agreement and GSA) and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties.
9.6	No Liability
No director or officer of Jet shall have any personal liability whatsoever to Jetlines under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Jet. No director or officer of Jetlines shall have any personal liability whatsoever to Jet under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Jetlines.

9.7	Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
9.8	Counterparts, Execution
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF Jet and Jetlines have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
JET METAL CORP.
By: "Mark J. Morabito"
Name: Mark J. Morabito
Title: CEO
JET METAL ACQUSITION CORP., a company to be incorporated, and executed on its behalf by JET METAL CORP.
By: "Mark J. Morabito"
Name: Mark J. Morabito
Title: CEO
CANADA JETLINES LTD.
By: "John J. Sutherland"
Name: John J. Sutherland
Title: CFO

SCHEDULE A – JET TRANSACTION RESOLUTION
IT IS RESOLVED THAT:
1.	Jet Metal Corp. ("Jet") is hereby authorized to amend its authorized share capital as follows:
a.
the authorized share capital of Jet is altered by consolidating all of the issued and outstanding common shares of Jet ("Common Shares") on the basis of one (1) post-consolidation Common Share for every one and one-half (1.5) pre-consolidation Common Shares;

b.
in the event that the consolidation would otherwise result in the issuance of a fractional Common Share, no fractional Common Share shall be issued and such fraction will be rounded down to the nearest whole number; and

c.	the effective date and time of such consolidation shall be the date and time determined by resolution of the directors of Jet.
2.
The "Change of Business" (as such term is defined in TSX Venture Exchange Policy 5.2 – Changes of Business and Reverse Takeovers) of Jet from a "mining issuer" to an "industrial issuer" be and is hereby approved.

3.
Jet is hereby authorized to make an application to the Registrar of Companies, under the Business Corporations Act (British Columbia), requesting that Jet be continued from the Province of British Columbia to the federal jurisdiction of Canada as if it had been incorporated under the laws of Canada (the "Continuance");

4.	Jet is hereby authorized to make an application to the Director under the Canada Business Corporations Act for a Certificate of Continuance continuing Jet under the Canada Business Corporations Act;
5.
Any one director, officer or agent of Jet be and is hereby authorized and directed to electronically file the Articles of Continuance under the Canada Business Corporations Act and the Certificate of Continuance under the Business Corporations Act (British Columbia);

6.
The directors of Jet are hereby authorized to revoke this resolution at any time prior to the Continuance becoming effective without further approval of the shareholders of Jet and to determine not to proceed with the Continuance; and

7.
Any one or more officers and directors of Jet is hereby authorized and directed for and on behalf of Jet to execute and deliver articles of amalgamation to the Director under the Canada Business Corporations Act and to execute and deliver for and in the name of and on behalf of Jet, whether under corporate seal or not, all such other certificates, instruments, agreements, documents and notices, and to take all such further actions that such person may determine to be necessary or appropriate to carry out the purposes and intent of the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of such certificate, instrument, agreement, document or notice and taking of such action.

SCHEDULE B – JET SUBCO AMALGAMATION RESOLUTION

IT IS RESOLVED THAT:

1.
The amalgamation (the "Amalgamation") of Jet Metal Acquisition Corp. ("Jet Subco") and Canada Jetlines Ltd. ("Jetlines") upon substantially the terms and conditions set forth in the form of amalgamation agreement (the "Amalgamation Agreement") between Jet Metal Corp., Jet Subco and Jetlines dated April 12, 2016 be and is hereby approved.

2.	The Amalgamation Agreement, as it may be amended in accordance with its terms, is hereby approved.
3.	The actions of the directors of Jet Subco in connection with the Amalgamation are hereby approved.
4.
Any one or more officers and directors of Jet Subco is hereby authorized and directed for and on behalf of Jet Subco to execute and deliver articles of amalgamation to the Director under the Canada Business Corporations Act and to execute and deliver for and in the name of and on behalf of Jet Subco, whether under corporate seal or not, all such other certificates, instruments, agreements, documents and notices, and to take all such further actions that such person may determine to be necessary or appropriate to carry out the purposes and intent of the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of such certificate, instrument, agreement, document or notice and taking of such action.

5.
The directors of Jet Subco are hereby authorized to revoke this resolution at any time prior to the Amalgamation becoming effective without further approval of the shareholders of Jet Subco and to determine not to proceed with the Amalgamation.

SCHEDULE C - JETLINES AMALGAMATION RESOLUTION
IT IS RESOLVED THAT:

1.
The amalgamation (the "Amalgamation") of Jet Metal Acquisition Corp. ("Jet Subco") and Canada Jetlines Ltd. ("Jetlines") upon substantially the terms and conditions set forth in the form of amalgamation agreement (the "Amalgamation Agreement") between Jet Metal Corp., Jet Subco and Jetlines dated April 12, 2016 be and is hereby approved.

2.	The Amalgamation Agreement, as it may be amended in accordance with its terms, is hereby approved.
3.	The actions of the directors of Jetlines in connection with the Amalgamation are hereby approved.
4.
Any one or more officers and directors of Jetlines is hereby authorized and directed for and on behalf of Jetlines to execute and deliver articles of amalgamation to the Director under the Canada Business Corporations Act and to execute and deliver for and in the name of and on behalf of Jetlines, whether under corporate seal or not, all such other certificates, instruments, agreements, documents and notices, and to take all such further actions that such person may determine to be necessary or appropriate to carry out the purposes and intent of the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of such certificate, instrument, agreement, document or notice and taking of such action.

5.
The directors of Jetlines are hereby authorized to revoke this resolution at any time prior to the Amalgamation becoming effective without further approval of the shareholders of Jetlines and to determine not to proceed with the Amalgamation.

SCHEDULE D - FORM OF JET VOTING AGREEMENT
THIS AGREEMENT is made as of ____________________, 2016
BETWEEN:
CANADA JETLINES LTD., a corporation incorporated under the laws of Canada ("Jetlines")
AND:
____________________________ (the "Securityholder")
RECITALS:
1.	The Securityholder is the beneficial owner of, or has control or direction over, the Subject Securities (as defined herein).
2.	The Securityholder understands that Jetlines, Jet Metal Corp. ("Jet") and Jet Metal Acquisition Corp. ("Jet Subco") are, concurrently with the execution and delivery of this Agreement, executing and delivering the Amalgamation Agreement.
3.	This Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein.
NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:
ARTICLE 1 - INTERPRETATION
1.1	Definitions
Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Amalgamation Agreement.  In this Agreement, including the recitals:
"Amalgamation Agreement" means the amalgamation agreement dated as of the date hereof between Jetlines, Jet and Jet Subco;
"Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;
"Expiry Time" has the meaning ascribed thereto in Section 3.1;
"Notice" has the meaning ascribed thereto in Section 4.7;
"Subject Securities" means the Subject Shares and any Jet Options and Jet Warrants owned or controlled by the Securityholder;

"Subject Shares" means all Jet Shares owned or controlled by the Securityholder, which, for greater certainty, shall include any Jet Shares issuable upon the exercise, exchange or conversion of any Jet Options or Jet Warrants owned or controlled by the Securityholder which may be exercised, converted into or exchanged for Jet Shares and shall also include any and all distributions of cash, securities or other property made in respect of such Subject Shares on or after the date hereof other than distributions made in the ordinary course, and shall further include any Jet Shares acquired or over which control is acquired after the date hereof by the Securityholder; and
"Transfer" has the meaning ascribed thereto in Section 3.1(a).
1.2	Singular; Plural, etc.
In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.
1.3	Currency
Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.
1.4	Headings, etc.
The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.
1.5	Date for any Action
In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.6	Governing Law
This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement.
1.7	Incorporation of Schedules
The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Subject Securities
ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
2.1	Representations and Warranties of the Securityholder
The Securityholder represents and warrants to Jetlines (and acknowledges that Jetlines is relying on these representations and warranties in completing the transactions contemplated hereby and by the Amalgamation Agreement) the matters set out below:
(a)
the Securityholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Securityholder and constitutes a valid and binding obligation of the Securityholder enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(b)
the Jet Shares, Jet Options and Jet Warrants as set forth in Schedule A, as applicable, represent all the securities of Jet beneficially owned, directly or indirectly, or controlled or directed by the Securityholder.  Other than the securities set forth in Schedule A, neither the Securityholder nor any of its Affiliates (i) owns beneficially, or exercises control or direction over, directly or indirectly, additional securities of Jet or any of its Affiliates or (ii) has any agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Securityholder or any of its Affiliates to transfer to the Securityholder or any of its Affiliates of, additional securities of Jet or any of its Affiliates;

(c)
the Securityholder is, and will continue to be at the time of the Amalgamation, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all encumbrances, liens, restrictions (other than resale, vesting or other similar restrictions), charges, claims and rights of others;

(d)
the Securityholder has the sole right to sell and vote (to the extent permitted by the attributes of such Subject Securities or pursuant to applicable Laws, regulation or policy) or direct the sale and voting of the Subject Securities;

(e)
no Person has any agreement or option, or any right or privilege (whether by Laws, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto;

(f)
none of the Subject Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of Jet's securityholders or give consents or approvals of any kind;

(g)
none of the execution and delivery by the Securityholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Securityholder with the Securityholder's obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating or governing documents, by-laws or resolutions of the Securityholder; (ii) any Contract to which the Securityholder is a party or by which the Securityholder or any of the property or assets of the Securityholder are bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable Laws;

(h)
no consent, waiver, approval, authorization, order, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by the Securityholder in connection with the execution and delivery by the Securityholder and enforcement against the Securityholder of this Agreement or the consummation of any transactions provided for herein (provided that the Securityholder makes no representations or warranties with respect to the consents, waivers, approvals, authorizations or declarations of or by, or filings with, or notices to any Governmental Entities or other third parties on the part of Jetlines, Jet or Jet Subco necessary for the consummation of the transactions contemplated by the Amalgamation Agreement); and

(i)
there is no private or governmental action, suit, claim, arbitration, investigation or other proceeding in progress or pending before any Governmental Entity, or, to the knowledge of the Securityholder, threatened against the Securityholder or any of its Affiliates or any of their directors or officers (in their capacities as such) that, individually or in the aggregate, could adversely affect in any manner the Securityholder's ability to enter into this Agreement or perform its obligations hereunder or the title of the Securityholder to any of the Subject Securities.  There is no judgment, decree or order against the Securityholder or any of its Affiliates or any of their directors or officers (in their capacities as such) that could prevent, enjoin, alter, delay or adversely affect in any manner the ability of the Securityholder to enter into this Agreement, to perform its obligations under this Agreement or the title of the Securityholder to any of the Subject Securities.

2.2	Representations and Warranties of Jetlines
Jetlines represents and warrants to the Securityholder (and acknowledges that the Securityholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Amalgamation Agreement) the matters set out below:
(a)
Jetlines is a corporation incorporated or formed under the Laws of its jurisdiction and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Jetlines. This Agreement constitutes a valid and binding obligation of Jetlines enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;
(b)
none of the execution and delivery by Jetlines of this Agreement or the completion of the transactions contemplated hereby or the compliance by Jetlines with Jetlines' obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating or governing documents or resolutions of Jetlines; (ii) any Contract to which Jetlines is a party or by which Jetlines or any of the property or assets of Jetlines are bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable Laws;

(c)
there is no private or governmental action, suit, claim, arbitration, investigation or other proceeding in progress or pending before any Governmental Entity, or, to the knowledge of Jetlines, threatened against Jetlines or any of its Affiliates or any of their directors or officers (in their capacities as such) that, individually or in the aggregate, could adversely affect in any manner Jetlines' ability to enter into this Agreement or perform its obligations under this Agreement.  There is no judgment, decree or order against Jetlines or any of its Affiliates or any of their directors or officers (in their capacities as such) that could prevent, enjoin, alter, delay or adversely affect in any manner the ability of Jetlines to enter into this Agreement or to perform its obligations under this Agreement; and

(d)
no consent, waiver, approval, authorization, order, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by Jetlines in connection with the execution and delivery by Jetlines and enforcement against Jetlines of this Agreement or the consummation of any transactions provided for herein, except for, in either case, for those specifically set forth in the Amalgamation Agreement with respect to the consummation of the Amalgamation.

ARTICLE 3 - COVENANTS
3.1	Covenants of the Securityholder
The Securityholder hereby irrevocably and unconditionally covenants with Jetlines that from the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Effective Time (such earlier time being the "Expiry Time"), the Securityholder shall:
(a)	not (A) sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option, grant a security interest in or otherwise dispose of any right or interest in

(including by way of deposit or tender under any take-over bid) (any such event, a "Transfer") any of the Subject Securities, other than the exercise, exchange or conversion of Jet Options or Jet Warrants in accordance with their terms for Jet Shares that will become subject to this Agreement as if they were Subject Shares owned by the Securityholder on the date hereof, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), other than pursuant to the Amalgamation Agreement, without having first obtained the prior written consent of Jetlines, or (B) other than as set forth herein, grant any proxies or powers of attorney, deposit any Subject Securities into a voting trust, in any way transfer any of the voting rights associated with any of the Subject Securities, or enter into a voting agreement, understanding or arrangement with respect to the right to vote, call meetings of Jet Shareholders or give consents or approval of any kind with respect to any Subject Securities.
(b)
vote (or cause to be voted) all the Subject Securities at any meeting of any of the securityholders of Jetlines at which the Shareholder is entitled to vote, including without limitation the Jet Meeting, and in any action by written consent of the securityholders of Jet:

(i)
in favour of the approval, consent, ratification and adoption of the Jet Transaction Resolution and the transactions contemplated by the Amalgamation Agreement (and any actions required for the consummation of the transactions contemplated by the Amalgamation Agreement); and

(ii)	against any:
(A)	merger, reorganization, consolidation, amalgamation, arrangement, business combination, or share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Jet;
(B)	sale, lease or transfer of any significant part of the assets of Jet;
(C)	Acquisition Proposal;
(D)	material change in the capitalization of Jet or the corporate structure or constating documents of Jet;
(other than the transactions contemplated by the Amalgamation Agreement, and any other agreement or transaction involving Jet or its Affiliates)
(E)	action that would reasonably be expected to impede, delay, interfere with, or discourage the transactions contemplated by the Amalgamation Agreement; and

(F)	action that would result in a Jet Material Adverse Effect (other than the transactions contemplated by the Amalgamation Agreement).
In connection with the foregoing, subject to this Section 3.1(b), the Securityholder hereby irrevocably and unconditionally agrees to deposit a proxy, duly completed and executed in respect of all of the Subject Securities at least 10 days prior to the Jet Meeting, voting all such Subject Securities in favour of the Jet Transaction Resolution.  The Securityholder hereby agrees that neither it nor any person on its behalf will take any action to withdraw, amend or invalidate any proxy deposited by the Securityholder pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Securityholder might have unless this Agreement is terminated in accordance with Section 4.1.
(c)	not, without the prior written consent of Jetlines, requisition or join in the requisition of any meeting of any of the securityholders of Jet for the purpose of considering any resolution.
(d)
not, directly or indirectly: (A) solicit, initiate, encourage or otherwise facilitate (including by way of entering into any agreement, arrangement or understanding) inquiries, proposals or offers from, or provide information to, any other person, entity or group (other than Jetlines) relating to any Acquisition Proposal, (B) participate in any discussions or negotiations regarding any Acquisition Proposal, or (C) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or undertaking related to any Acquisition Proposal. Nothing hereunder shall prevent any shareholder, director or officer of the Securityholder who is a director or officer of Jet from doing any act or thing that such director or officer is properly obligated to do in such capacity, provided that such act or thing is permitted by and is done in compliance with the terms of the Amalgamation Agreement.

(e)
immediately: (A) cease and cause to be terminated any and all existing discussions and negotiations, if any, with any person or group or any agent or representative of such person or group before the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal; and (B) notify Jetlines of any Acquisition Proposal or inquiry that could lead to an Acquisition Proposal of which the Securityholder or, to the knowledge of the Securityholder, any of the shareholders, directors or officers of the Securityholder becomes aware.  Such notification shall be made first orally and then in writing and shall include the identity of the person making such Acquisition Proposal or inquiry, a description of the material terms thereof, together with a copy of all documentation relating to such Acquisition Proposal or inquiry; provided however that such notification shall not be required if Jetlines has already notified Jet.

(f)	waives any rights of appraisal or rights of dissent that the Securityholder may have arising from the transactions contemplated by the Amalgamation Agreement.
(g)
agrees to promptly notify Jetlines of any acquisitions by the Securityholder or any of its respective Affiliates of any securities of Jet, if any, after the date hereof, which, for greater certainty, shall include any Jet Options or Jet Warrants, and any Jet Shares issuable upon the exercise or conversion of any Jet Options or Jet Warrants owned or controlled by the Shareholder which may be exercised, converted into or exchanged for Jet Shares. Any such securities shall be subject to the terms of this Agreement as though they were Subject Securities owned by the Securityholder on the date hereof.

(h)
agrees to not: (A) exercise any securityholder rights or remedies available at common law or pursuant to applicable securities legislation; or (B) take any other action of any kind, in each case which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Amalgamation Agreement.

(i)
consents to: (A) details of this Agreement being set out in any information circular and court documents produced by Jet, Jetlines or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement; and (B) this Agreement being made publicly available, including by filing on SEDAR and if required or reasonably desirable, with the U.S. SEC.

(j)
except as required by applicable Law or applicable stock exchange requirements, the Securityholder shall not make any public announcement or statement with respect to the transactions contemplated herein or pursuant to the Amalgamation Agreement without the prior written approval of Jet.

3.2	Covenants of Jetlines
(a)	Jetlines hereby covenants to use its reasonable commercial efforts to consummate the transactions contemplated by the Amalgamation Agreement, in accordance with the terms thereof.
(b)
Jetlines hereby covenants to use its reasonable commercial efforts to assist Jet in effecting the Amalgamation and to successfully complete the Amalgamation in the manner contemplated by this Agreement and the Amalgamation Agreement.

ARTICLE 4 - GENERAL
4.1	Termination
This Agreement shall terminate and be of no further force or effect only upon the earliest of:
(a)	the written agreement of Jetlines and the Securityholder;

(b)	the termination of the Amalgamation Agreement in accordance with its terms;
(c)	written notice by the Securityholder if:
(i)	Jetlines has not complied in all material respects with the covenants in Section 3.2; or
(ii)	Jetlines, without the prior written consent of the Securityholder, otherwise varies the terms of the Amalgamation Agreement in a manner that is materially adverse to the Securityholder;
(d)	the Effective Time; or
(e)	the Outside Date.
4.2	Time of the Essence
Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Securityholder and Jetlines agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.
4.3	Equitable Relief
The parties agree that irreparable harm will occur for which money damages will not be an adequate remedy at Law in the event that any of the provisions of this Agreement are not performed by the Securityholder in accordance with their terms or are otherwise breached.  It is accordingly agreed that in the event of a breach or threatened breach of the provisions of this Agreement by the Securityholder, Jetlines shall be entitled to an injunction or injunctions and other equitable relief and shall be entitled to obtain an order or orders for specific performance as may be necessary to ensure that the Securityholder complies with and performs its obligations under this Agreement.  The Securityholder hereby agrees not to seek the posting of any security bond or other assurance in respect of such injunctive or other equitable relief.  Such remedies will not be the exclusive remedies for any breach of this Agreement and will be in addition to all other remedies available at Law or equity.
4.4	Capacity and Fiduciary Duties
Nothing herein shall restrict or limit the actions of any director or officer required to be taken in the discharge of his or her fiduciary duties as a director or officer of Jet or any subsidiary of Jet. Jetlines further hereby agrees that the Securityholder is making the agreement or understandings herein solely in its capacity as a securityholder of Jet and the provisions of this Agreement shall not be deemed or interpreted to bind the Securityholder or any of its affiliates, directors or officers in his or her capacity as a director or officer of Jet.  For greater certainty, nothing herein shall restrict any person from taking in good faith any actions, or in any way limit any actions that a person may take, necessary to discharge such person's fiduciary duties as a director or officer of Jet.

4.5	Waiver; Amendment
Each party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Securityholder and Jetlines or in the case of a waiver, by the party against whom the waiver is to be effective and no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.
4.6	Entire Agreement
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
4.7	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:
(a)	if to Jetlines:
Canada Jetlines Ltd.
Room C4408, YVR International Terminal Bldg.
3211 Grant McConachie Way
Richmond, B.C.
V7B 0A4

Attention: Jim Scott, Chief Executive Officer
Facsimile: (604)
Email: jim.scott@jetlines.ca
with a copy (which shall not constitute notice) to:
Miller Thomson LLP
1000 – 840 Howe Street
Vancouver, British Columbia
V6Z 2M1
Attention: Kevin Sorochan
Facsimile: (604) 643-1200
Email: ksorochan@millerthomson.com
Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt.  If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.
Either party hereto may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Section.
4.8	Severability
If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
4.9	Successors and Assigns
The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Jetlines may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an Affiliate without reducing its own obligations hereunder without the consent of the Securityholder.
4.10	Expenses
Each party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.
4.11	Independent Legal Advice
Each of the parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.
4.12	Further Assurances
The parties hereto shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.13	Execution and Delivery
This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all the counterparts and facsimiles together constitute one and the same agreement.
[Remainder of page left intentionally blank.]

IN WITNESS OF WHICH the parties have executed this Agreement.

CANADA JETLINES LTD.
By:
Name:
Title:

This Agreement has been agreed and accepted as of the date first set out above.

Witness	Name:
Title

SCHEDULE "A"
TO JET VOTING AGREEMENT
Registered Owner	Beneficial Owner	Jet Shares	Jet Options	Jet Warrants

SCHEDULE E - FORM OF JETLINES VOTING AGREEMENT
THIS AGREEMENT is made as of ____________________, 2016
BETWEEN:
JET METAL CORP., a corporation incorporated under the laws of British Columba ("Jet")
AND:
____________________________ (the "Securityholder")
RECITALS:
1.	The Securityholder is the beneficial owner of, or has control or direction over, the Subject Securities (as defined herein).
2.	The Securityholder understands that Jet, Jet Metal Acquistion Corp. ("Jet Subco") and Canada Jetlines Ltd. ("Jetlines") are, concurrently with the execution and delivery of this Agreement, executing and delivering the Amalgamation Agreement.
3.	This Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein.
NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:
ARTICLE 1 - INTERPRETATION
1.1	Definitions
Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Amalgamation Agreement.  In this Agreement, including the recitals:
"Amalgamation Agreement" means the amalgamation agreement dated as of the date hereof between Jetlines, Jet and Jet Subco;
"Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;
"Expiry Time" has the meaning ascribed thereto in Section 3.1;
"Notice" has the meaning ascribed thereto in Section 4.7;
"Subject Securities" means the Subject Shares and any Jetlines Options and Jetlines Warrants owned or controlled by the Securityholder;

"Subject Shares" means all Jetlines Shares owned or controlled by the Securityholder, which, for greater certainty, shall include any Jetlines Shares issuable upon the exercise, exchange or conversion of any Jetlines Options or Jetlines Warrants owned or controlled by the Securityholder which may be exercised, converted into or exchanged for Jetlines Shares and shall also include any and all distributions of cash, securities or other property made in respect of such Subject Shares on or after the date hereof other than distributions made in the ordinary course, and shall further include any Jetlines Shares acquired or over which control is acquired after the date hereof by the Securityholder; and
"Transfer" has the meaning ascribed thereto in Section 3.1(a).
1.2	Singular; Plural, etc.
In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.
1.3	Currency
Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.
1.4	Headings, etc.
The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.
1.5	Date for any Action
In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.6	Governing Law
This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement.
1.7	Incorporation of Schedules
The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Subject Securities
ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
2.1	Representations and Warranties of the Securityholder
The Securityholder represents and warrants to Jet (and acknowledges that Jet is relying on these representations and warranties in completing the transactions contemplated hereby and by the Amalgamation Agreement) the matters set out below:
(a)
the Securityholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Securityholder and constitutes a valid and binding obligation of the Securityholder enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(b)
the Jetlines Shares, Jetlines Options and Jetlines Warrants as set forth in Schedule A, as applicable, represent all the securities of Jetlines beneficially owned, directly or indirectly, or controlled or directed by the Securityholder.  Other than the securities set forth in Schedule A, neither the Securityholder nor any of its Affiliates (i) owns beneficially, or exercises control or direction over, directly or indirectly, additional securities of Jetlines or any of its Affiliates or (ii) has any agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Securityholder or any of its Affiliates to transfer to the Securityholder or any of its Affiliates of, additional securities of Jetlines or any of its Affiliates;

(c)
the Securityholder is, and will continue to be at the time of the Amalgamation, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all encumbrances, liens, restrictions (other than resale, vesting or other similar restrictions), charges, claims and rights of others;

(d)
the Securityholder has the sole right to sell and vote (to the extent permitted by the attributes of such Subject Securities or pursuant to applicable Laws, regulation or policy) or direct the sale and voting of the Subject Securities;

(e)
no Person has any agreement or option, or any right or privilege (whether by Laws, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, except Jet pursuant to the Amalgamation;

(f)
none of the Subject Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of Jetlines's securityholders or give consents or approvals of any kind;

(g)
none of the execution and delivery by the Securityholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Securityholder with the Securityholder's obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating or governing documents, by-laws or resolutions of the Securityholder; (ii) any Contract to which the Securityholder is a party or by which the Securityholder or any of the property or assets of the Securityholder are bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable Laws;

(h)
no consent, waiver, approval, authorization, order, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by the Securityholder in connection with the execution and delivery by the Securityholder and enforcement against the Securityholder of this Agreement or the consummation of any transactions provided for herein (provided that the Securityholder makes no representations or warranties with respect to the consents, waivers, approvals, authorizations or declarations of or by, or filings with, or notices to any Governmental Entities or other third parties on the part of Jetlines, Jet or Jet Subco necessary for the consummation of the transactions contemplated by the Amalgamation Agreement); and

(i)
there is no private or governmental action, suit, claim, arbitration, investigation or other proceeding in progress or pending before any Governmental Entity, or, to the knowledge of the Securityholder, threatened against the Securityholder or any of its Affiliates or any of their directors or officers (in their capacities as such) that, individually or in the aggregate, could adversely affect in any manner the Securityholder's ability to enter into this Agreement or perform its obligations hereunder or the title of the Securityholder to any of the Subject Securities.  There is no judgment, decree or order against the Securityholder or any of its Affiliates or any of their directors or officers (in their capacities as such) that could prevent, enjoin, alter, delay or adversely affect in any manner the ability of the Securityholder to enter into this Agreement, to perform its obligations under this Agreement or the title of the Securityholder to any of the Subject Securities.

2.2	Representations and Warranties of Jet
Jet represents and warrants to the Securityholder (and acknowledges that the Securityholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Amalgamation Agreement) the matters set out below:
(a)
Jet is a corporation incorporated or formed under the Laws of its jurisdiction and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Jet. This Agreement constitutes a valid and binding obligation of Jet enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;
(b)
none of the execution and delivery by Jet of this Agreement or the completion of the transactions contemplated hereby or the compliance by Jet with Jet's obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating or governing documents or resolutions of Jet; (ii) any Contract to which Jet is a party or by which Jet or any of the property or assets of Jet are bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable Laws;

(c)
there is no private or governmental action, suit, claim, arbitration, investigation or other proceeding in progress or pending before any Governmental Entity, or, to the knowledge of Jet, threatened against Jet or any of its Affiliates or any of their directors or officers (in their capacities as such) that, individually or in the aggregate, could adversely affect in any manner Jet's ability to enter into this Agreement or perform its obligations under this Agreement.  There is no judgment, decree or order against Jet or any of its Affiliates or any of their directors or officers (in their capacities as such) that could prevent, enjoin, alter, delay or adversely affect in any manner the ability of Jet to enter into this Agreement or to perform its obligations under this Agreement; and

(d)
no consent, waiver, approval, authorization, order, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by Jet in connection with the execution and delivery by Jet and enforcement against Jet of this Agreement or the consummation of any transactions provided for herein, except for, in either case, for those specifically set forth in the Amalgamation Agreement with respect to the consummation of the Amalgamation.

ARTICLE 3- COVENANTS
3.1	Covenants of the Securityholder
The Securityholder hereby irrevocably and unconditionally covenants with Jet that from the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Effective Time (such earlier time being the "Expiry Time"), the Securityholder shall:
(a)	not (A) sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option, grant a security interest in or otherwise dispose of any right or interest in

(including by way of deposit or tender under any take-over bid) (any such event, a "Transfer") any of the Subject Securities, other than the exercise, exchange or conversion of Jetlines Options or Jetlines Warrants in accordance with their terms for Jetlines Shares that will become subject to this Agreement as if they were Subject Shares owned by the Securityholder on the date hereof, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), other than pursuant to the Amalgamation Agreement, without having first obtained the prior written consent of Jet, or (B) other than as set forth herein, grant any proxies or powers of attorney, deposit any Subject Securities into a voting trust, in any way transfer any of the voting rights associated with any of the Subject Securities, or enter into a voting agreement, understanding or arrangement with respect to the right to vote, call meetings of Jetlines Shareholders or give consents or approval of any kind with respect to any Subject Securities.
(b)
vote (or cause to be voted) all the Subject Securities at any meeting of any of the securityholders of Jetlines at which the Shareholder is entitled to vote, including without limitation the Jetlines Meeting, and in any action by written consent of the securityholders of Jetlines:

(i)
in favour of the approval, consent, ratification and adoption of the Jetlines Amalgamation Resolution and the transactions contemplated by the Amalgamation Agreement (and any actions required for the consummation of the transactions contemplated by the Amalgamation Agreement); and

(ii)	against any:
(A)	merger, reorganization, consolidation, amalgamation, arrangement, business combination, or share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Jetlines;
(B)	sale, lease or transfer of any significant part of the assets of Jetlines;
(C)	Acquisition Proposal;
(D)	material change in the capitalization of Jetlines or the corporate structure or constating documents of Jetlines;
(other than the transactions contemplated by the Amalgamation Agreement, and any other agreement or transaction involving Jet or its Affiliates)
(E)	action that would reasonably be expected to impede, delay, interfere with, or discourage the transactions contemplated by the Amalgamation Agreement; and

(F)	action that would result in a Jetlines Material Adverse Effect (other than the transactions contemplated by the Amalgamation Agreement).
In connection with the foregoing, subject to this Section 3.1(b), the Securityholder hereby irrevocably and unconditionally agrees to deposit a proxy, duly completed and executed in respect of all of the Subject Securities at least 10 days prior to the Jetlines Meeting, voting all such Subject Securities in favour of the Jetlines Amalgamation Resolution.  The Securityholder hereby agrees that neither it nor any person on its behalf will take any action to withdraw, amend or invalidate any proxy deposited by the Securityholder pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Securityholder might have unless this Agreement is terminated in accordance with Section 4.1.
(c)	not, without the prior written consent of Jet, requisition or join in the requisition of any meeting of any of the securityholders of Jetlines for the purpose of considering any resolution.
(d)
not, directly or indirectly: (A) solicit, initiate, encourage or otherwise facilitate (including by way of entering into any agreement, arrangement or understanding) inquiries, proposals or offers from, or provide information to, any other person, entity or group (other than Jet) relating to any Acquisition Proposal, (B) participate in any discussions or negotiations regarding any Acquisition Proposal, or (C) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or undertaking related to any Acquisition Proposal. Nothing hereunder shall prevent any shareholder, director or officer of the Securityholder who is a director or officer of Jetlines from doing any act or thing that such director or officer is properly obligated to do in such capacity, provided that such act or thing is permitted by and is done in compliance with the terms of the Amalgamation Agreement.

(e)
immediately: (A) cease and cause to be terminated any and all existing discussions and negotiations, if any, with any person or group or any agent or representative of such person or group before the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal; and (B) notify Jet of any Acquisition Proposal or inquiry that could lead to an Acquisition Proposal of which the Securityholder or, to the knowledge of the Securityholder, any of the shareholders, directors or officers of the Securityholder becomes aware.  Such notification shall be made first orally and then in writing and shall include the identity of the person making such Acquisition Proposal or inquiry, a description of the material terms thereof, together with a copy of all documentation relating to such Acquisition Proposal or inquiry; provided however that such notification shall not be required if Jetlines has already notified Jet.

(f)	waives any rights of appraisal or rights of dissent that the Securityholder may have arising from the transactions contemplated by the Amalgamation Agreement.
(g)
agrees to promptly notify Jet of any acquisitions by the Securityholder or any of its respective Affiliates of any securities of Jetlines, if any, after the date hereof, which, for greater certainty, shall include any Jetlines Options or Jetlines Warrants, and any Jetlines Shares issuable upon the exercise or conversion of any Jetlines Options or Jetlines Warrants owned or controlled by the Shareholder which may be exercised, converted into or exchanged for Jetlines Shares. Any such securities shall be subject to the terms of this Agreement as though they were Subject Securities owned by the Securityholder on the date hereof.

(h)
agrees to not: (A) exercise any securityholder rights or remedies available at common law or pursuant to applicable securities legislation; or (B) take any other action of any kind, in each case which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Amalgamation Agreement.

(i)
consents to: (A) details of this Agreement being set out in any information circular and court documents produced by Jetlines, Jet or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement; and (B) this Agreement being made publicly available, including by filing on SEDAR and if required or reasonably desirable, with the U.S. SEC.

(j)
except as required by applicable Law or applicable stock exchange requirements, the Securityholder shall not make any public announcement or statement with respect to the transactions contemplated herein or pursuant to the Amalgamation Agreement without the prior written approval of Jet.

3.2	Covenants of Jet
(a)	Jet hereby covenants to use its reasonable commercial efforts to consummate the transactions contemplated by the Amalgamation Agreement, in accordance with the terms thereof.
(b)
Jet hereby covenants to use its reasonable commercial efforts to assist Jetlines in effecting the Amalgamation and to cause Jet Subco to successfully complete the Amalgamation in the manner contemplated by this Agreement and the Amalgamation Agreement.

ARTICLE 4 - GENERAL
4.1	Termination
This Agreement shall terminate and be of no further force or effect only upon the earliest of:

(a)	the written agreement of Jet and the Securityholder;
(b)	the termination of the Amalgamation Agreement in accordance with its terms;
(c)	written notice by the Securityholder if:
(i)	Jet has not complied in all material respects with the covenants in Section 3.2; or
(ii)	Jet, without the prior written consent of the Securityholder, otherwise varies the terms of the Amalgamation Agreement in a manner that is materially adverse to the Securityholder;
(d)	the Effective Time; or
(e)	the Outside Date.
4.2	Time of the Essence
Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Securityholder and Jet agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.
4.3	Equitable Relief
The parties agree that irreparable harm will occur for which money damages will not be an adequate remedy at Law in the event that any of the provisions of this Agreement are not performed by the Securityholder in accordance with their terms or are otherwise breached.  It is accordingly agreed that in the event of a breach or threatened breach of the provisions of this Agreement by the Securityholder, Jet shall be entitled to an injunction or injunctions and other equitable relief and shall be entitled to obtain an order or orders for specific performance as may be necessary to ensure that the Securityholder complies with and performs its obligations under this Agreement.  The Securityholder hereby agrees not to seek the posting of any security bond or other assurance in respect of such injunctive or other equitable relief.  Such remedies will not be the exclusive remedies for any breach of this Agreement and will be in addition to all other remedies available at Law or equity.
4.4	Capacity and Fiduciary Duties
Nothing herein shall restrict or limit the actions of any director or officer required to be taken in the discharge of his or her fiduciary duties as a director or officer of Jetlines or any subsidiary of Jetlines. Jet further hereby agrees that the Securityholder is making the agreement or understandings herein solely in its capacity as a securityholder of Jetlines and the provisions of this Agreement shall not be deemed or interpreted to bind the Securityholder or any of its affiliates, directors or officers in his or her capacity as a director or officer of Jetlines.  For greater certainty, nothing herein shall restrict any person from taking in good faith any actions, or in any way limit any actions that a person may take, necessary to discharge such person's fiduciary duties as a director or officer of Jetlines.

4.5	Waiver; Amendment
Each party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Securityholder and Jet or in the case of a waiver, by the party against whom the waiver is to be effective and no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.
4.6	Entire Agreement
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
4.7	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:
(a)	if to Jet:
Jet Metal Corp.
1240 – 1140 West Pender St.
Vancouver, B.C.
V6E 4G1
Attention: Mark J. Morabito, Chief Executive Officer
Facsimile: (604) 681-8039
Email: mmorabito@kingandbay.com
with a copy (which shall not constitute notice) to:
King & Bay West Management Corp.
1240 – 1140 West Pender St.
Vancouver, B.C.
V6E 4G1
Attention: Olen J. Aasen, Executive VP & General Counsel
Facsimile: (604) 681-8039
Email: oaasen@kingandbay.com
(b)	if to the Securityholder:

____________________________
____________________________
 ____________________________
Attention: ____________________________
Facsimile: ____________________________
Email: ____________________________
Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt.  If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.
Either party hereto may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Section.
4.8	Severability
If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
4.9	Successors and Assigns
The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Jet may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an Affiliate without reducing its own obligations hereunder without the consent of the Securityholder.
4.10	Expenses
Each party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

4.11	Independent Legal Advice
Each of the parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.
4.12	Further Assurances
The parties hereto shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.
4.13	Execution and Delivery
This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all the counterparts and facsimiles together constitute one and the same agreement.
[Remainder of page left intentionally blank.]

IN WITNESS OF WHICH the parties have executed this Agreement.

JET METAL CORP.
By:
Name:
Title:

This Agreement has been agreed and accepted as of the date first set out above.

Witness	Name:
Title:

SCHEDULE "A"
TO JETLINES VOTING AGREEMENT
Registered Owner	Beneficial Owner	Jetlines Options	Jetlines Shares	Jetlines Warrants
Jim Scott	Jim Scott		1,266,668	82,500
Dix Lawson	Dix Lawson		683,334.00	35,000
Don Sorochan	Don Sorochan		60,000	30,000
John Sutherland	John Sutherland		15,000	7,500

SCHEDULE F - ARTICLES OF AMALGAMATION

See attached.

Industry Canada / Industrie Canada

Canada Business Corporations Act (CBCA)
FORM 9
ARTICLES OF AMALGAMATION
(Section 185)

1 - Corporate name of the amalgamated corporation

Canada Jetlines Operations Ltd.

2 - The province or territory in Canada where the registered office is situated *(do not indicate the full address)*

British Columbia

3 - The classes and any maximum number of shares that the corporation is authorized to issue

See attached schedule / Voir l'annexe ci-jointe

4 - Restrictions, if any, on share transfers

See attached schedule / Voir l'annexe ci-jointe

5 - Minimum and maximum number of directors *(for a fixed number of directors, please indicate the same number in both boxes)*

Minimum number: 1 Maximum number: 5

6 - Restrictions, if any, on the business the corporation may carry on

None

7 - Other provisions, if any

None

8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:

- (●) 183 - Long form : approved by special resolution of shareholders
- ( ) 184(1) - Vertical short-form : approved by resolution of directors
- ( ) 184(2) - Horizontal short-form : approved by resolution of directors

9 - Declaration

I hereby certify that I am a director or an authorized officer of the following corporation:

Name of the amalgamating corporations	Corporation number	Signature
Canada Jetlines Ltd.	828361-3	
Jet Metal Acquisition Corp.	TBD	

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

IC 3190E (2016/01) Page 1 of 2

Canada

Canada Jetlines Operations Ltd. Articles of Amalgamation
Schedule 1 and Schedule 2

SCHEDULE 1
CLASSES OF SHARES
The authorized capital of the Corporation consists of the following:
A.	An unlimited number of Variable Voting Shares, which class of shares shall have attached thereto the rights, privileges, restrictions and conditions set forth below;
B.	An unlimited number of Common Voting Shares, which class of shares shall have attached thereto the rights, privileges, restrictions and conditions set forth below;
ARTICLE 1
INTERPRETATION
1.1 Definitions
For purposes of the Articles, the following terms have the following meanings:
a)	"Aggregate Votes" means the aggregate of the votes attached to all Voting Shares of the Corporation that may ordinarily be cast to elect directors of the Corporation;
b)	"Canadian" shall have the meaning set forth in Subsection 55(1) of the CTA or as specified in any regulation made thereunder, as the same may be amended, supplemented or replaced, from time to time;
c)	"CBCA" means the Canada Business Corporations Act, S.C. 1996, c.10;
d)	"CBCA Regulations" means any regulations promulgated from time to time under the CBCA;
e)	"Common Voting Share" means the common voting shares of the share capital of the Corporation;
f)	"corporation" includes a body corporate, partnership and unincorporated organization;
g)	"CTA" means the Canada Transportation Act, S.C. 1996, Ch. 10;
h)	"person" includes an individual, corporation, association, entity, government or agency thereof, trustee, executor, administrator and other legal representative;
i)	"Transfer Agent" means the transfer agent and the registrar of the Voting Shares of the Corporation;
j)	"Variable Voting Share" means the variable voting shares of the share capital of the Corporation; and
k)
"Voting Share" means the Variable Voting Shares and the Common Voting Shares of the share capital of the Corporation and includes a security currently convertible into such a share and currently exercisable options and rights to acquire such shares or such a convertible security

1.2 Control
For purposes of these Articles,
1.2.1 a body corporate is controlled by a person if:
a)
securities of the body corporate to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the body corporate are held, otherwise than by way of security only, by or for the benefit of that person; and

b)	the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate; and

Canada Jetlines Operations Ltd. Articles of Amalgamation
Schedule 1 and Schedule 2
1.2.2 a partnership or unincorporated organization is controlled by a person if an ownership interest therein representing more than fifty percent (50%) of the assets of the partnership or organization is held, otherwise than by way of security only, by or for the benefit of that person.
1.3 Undefined Terms
All terms used herein that are not defined herein shall have the meanings ascribed thereto in the CBCA. Any provision herein shall be read so as to be consistent with the CBCA.
ARTICLE 2
VARIABLE VOTING SHARES
Subject to the rights, privileges, restrictions and conditions which attach to any other class of shares, the Variable Voting Shares shall, as a class, have the following rights, privileges, restrictions and conditions:
2.1 Voting
The holders of the Variable Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of the Corporation, except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA.
The Variable Voting Shares shall carry one vote per Variable Voting Share, unless:
2.1.1	the number of issued and outstanding Variable Voting Shares exceeds twenty-five percent (25%) of the total number of all issued and outstanding Voting Shares (or any higher percentage that the Governor in Council may specify pursuant to the CTA); or
2.1.2	the total number of votes cast by or on behalf of holders of Variable Voting Shares at any meeting exceeds twenty-five percent (25%) (or any higher percentage that the Governor in Council may specify pursuant to the CTA) of the total number of votes that may be cast at such meeting.
If either of the above-noted thresholds is surpassed at any time, the vote attached to each Variable Voting Share will decrease automatically and without further act or formality to equal the maximum permitted vote per Variable Voting Share. Under the circumstance described in subparagraph 2.1.1 above, the Variable Voting Shares as a class cannot carry more than twenty-five percent (25%) or any higher percentage that the Governor in Council may specify - pursuant to the CTA, of the Aggregate Votes attached to all issued and outstanding Voting Shares of the Corporation. Under the circumstance described in subparagraph 2.1.2 above, the Variable Voting Shares as a class cannot, for a given shareholders meeting, carry more than twenty-five percent (25%) (or any higher percentage that the Governor in Council may specify pursuant to the CTA) of the total number of votes that can be exercised at the meeting.
2.2 Dividends
Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation ranking prior to the Variable Voting Shares, the holders of Variable Voting Shares shall be entitled to receive any dividend declared by the directors of the Corporation at the times and for the amounts that the Board of Directors may, from time to time, determine. The Variable Voting Shares and the Common Voting Shares shall rank equally as to dividends on a share-for-share basis, and all dividends declared in any fiscal year of the Corporation shall be declared in equal or equivalent amounts per share on all Variable Voting Shares and Common Voting Shares then outstanding, without preference or distinction.
2.3 Subdivision or Consolidation
No subdivision or consolidation of the Variable Voting Shares shall occur unless, simultaneously, the Variable Voting Shares, the Common Voting Shares and the Non-Voting Shares are subdivided or consolidated in the

Canada Jetlines Operations Ltd. Articles of Amalgamation
Schedule 1 and Schedule 2

same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.
2.4 Liquidation, Dissolution or Winding-up
Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation ranking prior to the Variable Voting Shares, in the case of liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding-up its affairs, the holders of Variable Voting Shares and Common Voting Shares shall be entitled to receive the remaining property of the Corporation and shall be entitled to share equally, share for share, in all distributions of such assets.
2.5 Conversion
2.5.1 Automatic
Each issued and outstanding Variable Voting Share shall be automatically converted into one Common Voting Share without any further act on the part of the Corporation or of the holder, if:
a)	such Variable Voting Share is or becomes beneficially owned and controlled, directly or indirectly, by a Canadian; or
b)	the provisions contained in the CTA relating to foreign ownership restrictions are repealed and not replaced with other similar provisions.
2.5.2 Upon an Offer
In the event that an offer is made to purchase Common Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the Common Voting Shares are then listed, to be made to all or substantially all the holders of Common Voting Shares in a province of Canada to which the requirement applies, each Variable Voting Share shall become convertible at the option of the holder into one Common Voting Share at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the Offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Variable Voting Shares for the purpose of depositing the resulting Common Voting Shares pursuant to the offer, and for no other reason, including notably with respect to voting rights attached thereto, which are deemed to remain subject to section 2.1, immediately above, notwithstanding their conversion. The Transfer Agent shall deposit the resulting Common Voting Shares on behalf of the holder.
To exercise such conversion right, the holder or his attorney duly authorized in writing shall:
a)	give written notice to the Transfer Agent of the exercise of such right and of the number of Variable Voting Shares in respect of which the right is being exercised;
b)	deliver to the Transfer Agent the share certificate or certificates representing the Variable Voting Shares in respect of which the right is being exercised; and
c)	pay any applicable stamp tax or similar duty on or in respect of such conversion.
No share certificates representing the Common Voting Shares resulting from the conversion of the Variable Voting Shares shall be delivered to the holders on whose behalf such deposit is being made.
If Common Voting Shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the holder or are not taken up by the Offeror; or the offer is abandoned or withdrawn by the Offeror or the offer otherwise expires without such Common Voting Shares being taken up and paid for, the Common Voting Shares resulting from the conversion will be reconverted into Variable Voting Shares and a share

Canada Jetlines Operations Ltd. Articles of Amalgamation
Schedule 1 and Schedule 2

 certificate representing the Variable Voting Shares will be sent to the holder by the Transfer Agent. Common Voting Shares resulting from the conversion and taken up and paid for by the Offeror shall be re-converted into Variable Voting Shares at the time the Offeror is required under the applicable securities legislation to take up and pay for such shares if the Offeror is not a Canadian.
In the event that the Offeror takes up and pays for the Common Voting Shares resulting from conversion, the Transfer Agent shall deliver to the holders thereof the consideration paid for such shares by the Offeror.
There will be no right to convert the Variable Voting Shares into Common Voting Shares in the following cases:
d)
the offer to purchase Common Voting Shares is not required under applicable securities legislation or the rules of a stock exchange on which the Common Voting Shares are then listed to be made to all or substantially all of the holders of Common Voting Shares in a province of Canada to which the requirement applies, that is, the offer is an "exempt take-over bid" within the meaning of the foregoing securities legislation; or

e)
an offer to purchase Variable Voting Shares is made concurrently with the offer to purchase Common Voting Shares and the two offers are identical in respect of price per share, percentage of outstanding shares for which the offer is made, and in all other material respects, including in respect of the conditions attaching thereto. The offer to purchase the Variable Voting Shares must be unconditional, subject to the exception that the offer for the Variable Voting Shares may contain a condition to the effect that the Offeror is not required to take up and pay for Variable Voting Shares deposited to the offer if no shares are purchased pursuant to the contemporaneous offer for the Common Voting Shares.

ARTICLE 3
COMMON VOTING SHARES
Subject to the rights, privileges, restrictions and conditions which attach to the shares of any other class, the Common Voting Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions.
3.1 Voting
The holders of Common Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of the Corporation, except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA. Each Voting Share shall confer the right to one vote at all meetings of shareholders of the Corporation.
3.2 Dividends and Distributions
Subject to the rights, privileges, restrictions and conditions attached to any class of shares of the Corporation ranking prior to the Common Voting Shares, holders of Common Voting Shares shall be entitled to receive the dividends declared by the directors of the Corporation at the times and for the amounts that the Board of Directors may, from time to time, determine. The Common Voting Shares and Variable Voting Shares shall rank equally as to dividends on a share for share basis and all dividends declared in any fiscal year of the Corporation shall be declared in equal or equivalent amounts per share on all Common Voting Shares and Variable Voting Shares then outstanding, without preference or distinction.

Canada Jetlines Operations Ltd. Articles of Amalgamation
Schedule 1 and Schedule 2
3.3 Subdivision or Consolidation
No subdivision or consolidation of the Common Voting Shares shall occur unless, simultaneously, the Common Voting Shares and the Variable Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the respective rights of the holders of the shares of each of the said classes.
3.4 Liquidation, Dissolution or Winding-up
Subject to the rights, privileges, restrictions and conditions attaching to any class of shares ranking prior to the Common Voting Shares, in the case of liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purposes of winding-up its affairs, the holders of Common Voting Shares and Variable Voting Shares shall be entitled to receive the remaining property of the Corporation and shall be entitled to share equally, share for share, in all distributions of such assets.
3.5 Conversion
3.5.1 Automatic
Subject to the foreign ownership restrictions of the CTA, an issued and outstanding Common Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of the Corporation or the holder, if such Common Voting Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not a Canadian.
3.5.2 Upon an Offer
In the event that an offer is made to purchase Variable Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the Variable Voting Shares, are then listed, to be made to all or substantially all the holders of Variable Voting Shares, each Common Voting Share shall become convertible at the option of the holder into one Variable Voting Share, at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the Offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Common Voting Shares for the purpose of depositing the resulting Variable Voting Shares, pursuant to the offer, and for no other reason, including notably with respect to voting rights attached thereto, which are deemed to remain subject to paragraph 3.1, immediately above, notwithstanding their conversion. The Transfer Agent shall deposit the resulting Variable Voting Shares, on behalf of the holder.
To exercise such conversion right, the holder or his attorney duly authorized in writing shall:
a)	give written notice to the Transfer Agent of the exercise of such right and of the number of Variable Voting Shares, in respect of which the right is being exercised;
b)	deliver to the Transfer Agent the share certificate or certificates representing the Variable Voting Shares, in respect of which the right is being exercised; and
c)	pay any applicable stamp tax or similar duty on or in respect of such conversion.
No share certificates representing the Variable Voting Shares, resulting from the conversion of the Common Voting Shares will be delivered to the holders on whose behalf such deposit is being made.
If Variable Voting Shares, resulting from the conversion and deposited pursuant to the offer are withdrawn by the holder or are not taken up by the Offeror; or the offer is abandoned or withdrawn by the Offeror or the offer otherwise expires without such Variable Voting Shares, being taken up and paid for, the Variable Voting Shares, resulting from the conversion will be re-converted into Common Voting Shares and a share certificate representing the Common Voting Shares will be sent to the holder by the Transfer Agent. Variable

Canada Jetlines Operations Ltd. Articles of Amalgamation
Schedule 1 and Schedule 2
Voting Shares, resulting from the conversion and taken up and paid for by the Offeror shall be re-converted into Common Voting Shares at the time the Offeror is required under the applicable securities legislation to take up and pay for such shares if the Offeror is Canadian.
In the event that the Offeror takes up and pays for the Variable Voting Shares, resulting from conversion, the Transfer Agent shall deliver to the holders thereof the consideration paid for such shares by the Offeror.
There will be no right to convert the Common Voting Shares into Variable Voting Shares, in the following cases:
d)
the offer to purchase Variable Voting Shares, is not required under applicable securities legislation or the rules of a stock exchange on which the Variable Voting Shares, are then listed to be made to all or substantially all of the holders of Variable Voting Shares, that is, the offer is an "exempt take- over bid" within the meaning of the foregoing securities legislation; or

e)
an offer to purchase Common Voting Shares is made concurrently with the offer to purchase Variable Voting Shares, and the offers are identical in respect of price per share, percentage of outstanding shares for which the offer is made, and in all other material respects, including in respect of the conditions attaching thereto. The offer to purchase the Common Voting Shares must be unconditional, subject to the exception that the offer for the Common Voting Shares may contain a condition to the effect that the Offeror is not required to take up and pay for Common Voting Shares deposited to the offer if no shares are purchased pursuant to the contemporaneous offer for the Variable Voting Shares.

SCHEDULE 2
RESTRICTIONS ON SHARE TRANSFERS
 CONSTRAINTS ON OWNERSHIP OF SHARES
Variable Voting Shares
The Variable Voting Shares may only be beneficially owned or controlled, directly or indirectly, by persons who are not Canadians.
Common Voting Shares
The Common Voting Shares may only be beneficially owned and controlled, directly or indirectly, by Canadians.
CBCA Constraints
In the event that any Canadian federal or provincial legislation applicable to the Corporation should become prescribed for the purposes of subsections 174(1)(b)(c)(d) or (e) of the CBCA or any other similar provision in the CBCA or CBCA Regulations, these provisions shall be read as if they included additional constraints that assist the Corporation or any of its affiliates or associates (within the meaning of the CBCA) to qualify under such prescribed law to receive licenses, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership and control and such specified level of Canadian ownership and control shall be the level, of Canadian ownership and control designated by such prescribed law of Canada or a province.
Joint Ownership
Where Voting Shares of the Corporation are beneficially owned or controlled by several persons jointly, the number of Voting Shares beneficially owned or controlled by any one such person shall include the number of Voting Shares beneficially owned or controlled jointly with such other persons. Where the Voting Shares

Canada Jetlines Operations Ltd. Articles of Amalgamation
Schedule 1 and Schedule 2
are beneficially owned or controlled jointly by a person who is not Canadian and another person or persons, the Voting Shares shall be deemed to be owned or controlled by such person who is not a Canadian.
Exceptions
a)	Nothing in these provisions shall be construed to apply in respect of Voting Shares of the Corporation that:
I.	are held by one or more underwriters solely for the purpose of distributing the shares to the public; or
II.
are held by any person that is acting in relation to the shares solely in its capacity as an intermediary in the payment of funds or the delivery of securities, or both, in connection with trades in securities and that provides centralized facilities for the clearing of trades in securities.

b)
The constraints imposed herein do not apply to the extent that a person who is not a Canadian holds Voting Shares by way of security only and such holding by way of security only is evidenced in such form as may be prescribed by the by-laws or resolutions adopted by the shareholders or directors of the Corporation and filed by such holder with the Corporation.

Powers of Directors
a)
In the administration of these provisions, the directors of the Corporation shall enjoy, in addition to the powers set forth herein, all of the powers necessary or desirable, in their opinion, to carry out the intent and purpose hereof, including but not limited to all powers contemplated by the provisions relating to constrained share corporations in the CBCA and the CBCA Regulations.

b)
Neither any shareholder of the Corporation nor any other interested person shall have any claim or action against the Corporation or against any director or officer of the Corporation nor shall the Corporation have any claim or action against any director or officer of the Corporation arising out of any act (including any omission to act) performed pursuant to or in intended pursuance of these provisions or any breach or alleged breach of such provisions.

SCHEDULE G - EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
Section 4.1(d)

Jet has the following subsidiaries:

Name	Place of incorporation	Interest %	Principal activity
Target Exploration and Mining Corp.	British Columbia, Canada	100% ownership by Jet	Exploration and evaluation of mineral properties
Jet Energy USA, Inc.	Nevada, United States	100% ownership by Target Exploration and Mining Corp.	Exploration and evaluation of mineral properties
Bootheel Project LLC	Colorado, United States	81% ownership by Jet Energy USA, Inc.	Exploration and evaluation of mineral properties
Gemini Metals Corp.	British Columbia, Canada	100% ownership by Jet	In-active subsidiary

Section 4.1(g)

1.	Jet Shares are issuable to Cambrian Mining Finance Ltd. pursuant to the Finder's Fee Agreement dated January 7, 2016.

2.	Jet Shares and warrants to acquire Jet Shares will be issued in connection with the Financing.

Section 4.1(v)

1.
The transfer of Jet's interest in the Bootheel Project is subject to a pre-emptive right held by Ur-Energy USA Inc. and its subisidiares as further detailed in the Exploration, Development and Mine Opearting Agreement.

Section 4.1(y)

Jet has engaged the following brokers or finders in connection with the transactions contemplated by this Agreement:

1.	Cambrian Mining Finance Ltd.
2.	Ptolemy Capital.

SCHEDULE H - NEW KING & BAY WEST AGREEMENT

See attached.

MANAGEMENT SERVICES AGREEMENT BETWEEN
KING & BAY WEST MANAGEMENT CORP.

AND

CANADA JETLINES LTD.

[●], 2016

Table of Contents

ARTICLE 1 INTERPRETATION 1
1.1 Definitions 1
1.2 Interpretation 4
1.3 Choice of Law 5
1.4 Currency 5
1.5 Attornment 5
1.6 Ambiguities 5
ARTICLE 2 APPOINTMENT AND DELEGATION 5
2.1 Appointment as Manager and Delegation: Management Services 5
2.2 Exclusivity 7
2.3 Appointment of Agents 7
ARTICLE 3 CONCERNING MANAGER; REPRESENTATIONS AND WARRANTIES 7
3.1 Standard of Care 7
3.2 Representations and Warranties 8
3.3 Liability of Manager 10
3.4 Relationship of Manager and the Client 11
3.5 Other Activities of Manager 11
3.6 Directors and Officers Liability Insurance 12
ARTICLE 4 SHARED FACILITIES 12
4.1 Use of Shared Facilities 12
ARTICLE 5 FEES AND PAYMENT 12
5.1 Budgets Relating to Services 12
5.2 Fees Payable by Client 12
5.3 Change in Services 13
5.4 Invoice 13
5.5 Payment 13
5.6 Interest 13
5.7 Proration 14
5.8 Payments in Respect of Taxes 14
5.9 Security Deposit 14
5.10 Excluded Services 14
ARTICLE 6 TERM AND TERMINATION 14
6.1 Term of Agreement 14
6.2 Termination of Agreement 15

Table of Contents

6.3 Conduct After Notice of Termination 15
6.4 Conduct After Termination 16
ARTICLE 7 RECORDS AND REPORTING 16
7.1 Records and Reporting 16
7.2 Audit Right 16
7.3 Inspection Right of Manager 17
ARTICLE 8 INDEMNIFICATION 17
8.1 Indemnification of Manager 17
ARTICLE 9 CONFIDENTIALITY AND NON-SOLICITATION 19
9.1 Confidentiality 19
9.2 Injunctive Relief 20
9.3 Return of Confidential Information 20
9.4 Non-Solicitation 21
9.5 Survival 21
ARTICLE 10 FORCE MAJEURE 21
10.1 Force Majeure 21
ARTICLE 11 GENERAL PROVISIONS 22
11.1 Exchange Acceptance 22
11.2 Further Assurances 22
11.3 Assignment 23
11.4 Enurement 23
11.5 Entire Agreement 23
11.6 Notice 23
11.7 Amendment 24
11.8 Severability 24
11.9 Counterpart Execution 24
11.10 Effective Date 24
11.11 Arbitration 24

THIS MANAGEMENT SERVICES AGREEMENT made effective as of the [●] day of [●], 2016.

BETWEEN:

KING & BAY WEST MANAGEMENT CORP., a company incorporated under the laws of the Province of British Columbia ("Manager")

- and -

CANADA JETLINES LTD. a company incorporated under the Canada Business Corporations Act (the "Client")

WHEREAS the Client requires certain capital markets, corporate finance, legal, corporate secretarial and corporate communications services and personnel necessary to carry out and ensure compliance with the requirements of a reporting issuer, and to generally carry on its business;
AND WHEREAS Manager has the necessary personnel and expertise to provide all of the services required by the Client and the Client wishes to engage Manager to provide such services;
NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the covenants herein contained and such other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Parties), the Parties hereby agree as follows:
ARTICLE 1
 INTERPRETATION
1.1 Definitions
In this Agreement, the following terms will have the meanings set out below unless the context otherwise requires:
"Affiliate" of a person (the "Subject Person") means any other person that directly or indirectly controls, is controlled by or is under common control with the Subject Person. For purposes of this definition, "control" of a person means (i) ownership of more than 50% of the issued shares or other equity interests of such person or (ii) the power to direct the management or policies of a person, whether through the ownership of more than 50% of the voting power of such person, through the power to appoint more than half of the members of the board of directors or similar governing body of such person, or through contractual or other arrangements;

"Annual Budget" means, in respect of any Fiscal Year, an annual budget, developed collaboratively with Client and integrated with Client's annual business plan, and approved by Client, estimating the costs, on a monthly basis, of providing the Services and access to, and use of the assets contained in, the Shared Facilities, such budget to include a reasonable description of the method and basis for determining the costs to be allocated;
"Applicable Law" means, with respect to any person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively the "Law") relating or applicable to such person, property, transaction, event or other matter.  Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any person having jurisdiction over it, or charged with its administration or interpretation;
"Confidential Information" means the confidential, secret or proprietary information of one Party or any of its Affiliates (the "Disclosing Party"), including data, technical information, financial information including prices, business information including business plans, strategies and practices, information relating to customers and prospective customers, trade secrets, know-how, methods, procedures, reports, budgets, computer tapes and other storage media, technology, files, documentation, and software of the Disclosing Party which has been or may hereafter be disclosed, directly or indirectly, to any other Party (the "Receiving Party") either orally, in writing, electronically or in any other material form or medium pursuant to and in conjunction with this Agreement, and includes all information relating to any arbitration proceeding under Section 11.11;
"Disclosing Party" has the meaning ascribed thereto in the definition of "Confidential Information" set out herein;
"Documentation" has the meaning ascribed thereto in Section 7.1;
"Exchange" means whichever of the TSX Venture Exchange or Toronto Stock Exchange lists the Client's Securities as applicable;
"Fiscal Year" means a twelve month period proposed by the Manager and agreed to by the Client, acting reasonably;
"Force Majeure Event" has the meaning ascribed thereto in Section 10.1;
"Governmental Authority" means any nation, federal government, province, state, municipality or other political subdivision of any of the foregoing, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing;
"Group Entity" means the Client and any other person that the Manager provides management services to pursuant to an agreement similar to this Agreement;
"including" means including, without limitation, and "includes" means includes, without limitation;

"Parties" means Manager and Client and "Party" means any one of them;
"Receiving Party" has the meaning ascribed thereto in the definition of "Confidential Information";
"Security Deposit" has the meaning ascribed thereto in Section 5.9;
"Services" has the meaning ascribed thereto in Section 2.1;
"Taxes" includes all goods and services, sales, use, transfer, stamp, value added, gross receipts or excise tax or any similar taxes, fees, duties or imposts.
1.2 Interpretation
For the purposes of this Agreement, except as otherwise expressly provided:
(a)	the headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or interpretation;
(b)	words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders;
(c)
"this Agreement" means this Agreement, including the Schedules hereto, and not any particular Section or other subdivision, recital or Schedule hereof, as the same may, from time to time, be supplemented or amended in accordance with the terms hereof;

(d)
the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, recital or Schedule hereof;

(e)
all references in this Agreement to a designated "Section" or other subdivision, recital or "Schedule" hereof are references to the designated Section or other subdivision, recital or Schedule to, this Agreement;

(f)
a reference to a statute in this Agreement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(g)	the word "or" is not exclusive;
(h)	the word "including" is not limiting, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto; and

(i)	all references to "approval", "authorization" or "consent" in this Agreement means written approval, authorization or consent, unless expressly stated to the contrary.
1.3 Choice of Law
This Agreement will be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be construed, interpreted and performed in accordance therewith.
1.4 Currency
In this Agreement, all amounts are stated and payable in Canadian currency.
1.5 Attornment
Subject to Section 11.11, any legal action or proceedings with respect to this Agreement shall be brought in the courts of the Province of British Columbia and the courts of appeal therefrom. Each Party hereby attorns to and accepts for itself and in respect of its assets, irrevocably and unconditionally, the jurisdiction of such courts.
1.6 Ambiguities
Each of the Parties has participated in the drafting of this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Agreement.
ARTICLE 2
 APPOINTMENT AND DELEGATION
2.1 Appointment as Manager and Delegation: Management Services
The Client hereby engages and appoints Manager to supply to the Client certain capital markets, corporate finance, legal, corporate secretarial and corporate communications services, staff and expertise as determined necessary by the Manager and Client to properly and efficiently manage the assets, operations, business and administrative affairs of the Client. In particular, but without limitation, Manager agrees to provide, as may be required and at the specific request of the Client:
(a)	certain general management services in respect of the business and affairs of Jetlines;
(b)	certain accounting and financial services, including analysis and valuation of the Client's accounting, treasury, information, income tax, reporting systems and internal controls;
(c)	certain cash management and investment services, including arranging, assisting and negotiating banking and financing arrangements for the Client and assisting in the preparation of financial statements and other financial reports, coordinating external audits and financial planning and budgeting;
(d)	certain governmental relations services including, assisting in the representation of Jetlines to certain governmental and regulatory agencies;
(e)	certain reporting services to the Client's directors with respect to the business and affairs of the Client as may be requested by the Client's directors from time to time;
(f)	corporate secretarial services, including, without limitation, assistance with the maintenance of corporate records and minutes of meetings;
(g)
stock exchange and governmental relations services including, without limitation, assisting in the representation of the Client to the Exchange, securities commissions or other governmental and regulatory agencies;

(h)
the coordination of such audit, legal, insurance and other third party professional or non-professional services in respect of the Client as determined necessary by Manager (it being understood and agreed that the fees and expenses of third parties will be expenses of the Client);

(i)
incidental assistance with corporate communications programs, including investor relationship management, branding of the Client, and corporate brochures regarding the Client; provided that these services shall not constitute professional investor relations services under the rules of the Exchange, if applicable, or other securities regulatory policies;

(j)	assistance as required with the administration of the Client's commercial agreements;
(k)
assistance with the negotiation, on behalf of and in the name of the Client, of agreements with the Client's customers and other material contracts with third parties necessary for the proper operation of business and assets of the Client, including with respect to the items listed in this Section 2.1;

(l)	assistance with the assessment, negotiation and implementation, on behalf of and in the name of the Client, of major acquisitions and sales of subsidiaries, businesses or assets;
(m)	the co-ordination and submission, on behalf of and in the name of the Client, of applications for certain necessary permits, licenses or other required approvals from Governmental Authorities;
(n)	the management of the defence and prosecution of litigation and other legal services furnished by independent counsel and providing advice and recommendations with respect thereto; and

(o)	such other executive functions in connection with the management of the business and affairs of the Client as determined necessary or advisable by Client,
(collectively, the "Services").
2.2 Exclusivity
The Client shall not engage or appoint any person other than the Manager to provide the Services, without the written prior consent of the Manager.
2.3 Appointment of Agents
(a)
Notwithstanding that the Client has engaged and appointed the Manager to provide Services to the Client pursuant to Section 2.1, Manager shall have the right to provide the Services, or any part thereof, through agents, affiliates or independent contractors; provided that Manager shall ensure that such agents, affiliates or independent contractors comply with the terms and conditions of this Agreement that are relevant to the performance of their assigned tasks.  Manager shall ensure that such agents, affiliates or independent contractors contractually are legally responsible for their conduct under the standards applicable to Manager pursuant to this Agreement.

(b)
Manager may rely and act upon information or advice received from advisors, accountants, legal counsel and others, provided Manager satisfies the standard of care described in Section 3.1 in relying and acting upon information received from such person.

ARTICLE 3
 CONCERNING MANAGER; REPRESENTATIONS AND WARRANTIES
3.1 Standard of Care
Manager shall provide the Services in a proper, workmanlike and efficient manner, in accordance with accepted professional standards, practices and applicable laws, and shall exercise that degree of care, and skill that a reasonably prudent person would exercise in comparable circumstances.  The Manager shall not be in breach of its standard of care if its inability or failure to perform results from the actions of the Client or the failure of the Client to perform acts or to contribute amounts required of it by this Agreement.
For greater certainty, the foregoing standard of care by the Manager is qualified as follows:
(a)	Manager shall not provide any services in respect of which a registration of the Manager in any capacity would be required under applicable securities laws or other Applicable Laws;
(b)	the Client acknowledges that although during the course of providing the Services, Manager may provide the Client assistance with tax, accounting or legal matters, but the Client shall not be relying on Manager for advice or opinions on tax, accounting or legal matters;
(c)	the Client specifically acknowledges Manager shall at no time provide the Client with any tax or accounting advice, opinion, analysis or similar services;
(d)
the Client specifically acknowledges Manager shall at no time provide the Client with any legal advice, opinion, analysis or similar services, including with respect to the interpretation or enforcement of any rights, obligations, duties or remedies that the Client may have in any matter and that any communication between the Client and Manager shall not necessarily be considered to be legally privileged; and

(e)
the use of the Services by the Client shall not result in the creation of a client-solicitor relationship between the Client and Manager, including any internal legal counsel employed by Manager or its Affiliates (the "Internal Counsel") and it is understood by the Client that any Internal Counsel has no professional duty to or fiduciary relationship with the Client and that any such duty is owed solely to Manager.  During the course of Manager providing the Services, the Client may have access to legal work product of Internal Counsel (the "Internal Legal Product").  The Client acknowledges that to the extent it has access to any Internal Legal Product, the Client shall not rely on such Internal Legal Product as professional legal advice.

3.2 Representations and Warranties
(a)	Manager represents and warrants to the Client, and acknowledges that the Client is relying thereon, that:
(i)
it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and capacity to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of Manager enforceable against it in accordance with its terms except that:

(A)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally;
(B)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of an arbitrator or any court having jurisdiction; and
(C)	a court may stay proceedings before them by virtue of equitable or statutory powers.

(ii)
neither the execution of this Agreement nor the provision of Services hereunder conflict with, result in a breach of or accelerate the performance required by any agreement to which it, or any of its Affiliates, is a party; and

(iii)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction or its, or any of its Affiliates constating documents.

(b)	Client represents and warrants to the Manager, and acknowledges that Manager is relying thereon, that:
(i)
it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and capacity to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of Client enforceable against it in accordance with its terms except that:

(A)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally;
(B)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of an arbitrator or any court having jurisdiction; and
(C)	a court may stay proceedings before them by virtue of equitable or statutory powers.
(ii)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(iii)	neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction or its constating documents;
(iv)
the operations of the Client and its Affiliates have been and are now conducted in compliance with all Applicable Laws and none of the Client or any of its Affiliates has received any notice of any alleged violation of any such Applicable Laws, other than non-compliance or violations which, individually or in the aggregate, would not be material; and

(v)	the Client has filed with all applicable Governmental Authorities true and complete copies of all public disclosure documents that the Client is required to file therewith under applicable securities laws.  These public disclosure documents at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable securities laws.
3.3 Liability of Manager
Manager shall not be liable for any error of judgment or for any loss suffered by the Client in connection with the matters to which this Agreement relates, except a loss resulting from fraud, willful misconduct or Gross Negligence on the part of Manager, its Affiliates, or their respective directors, officers, employees, agents, or contractors. For purposes of this Agreement "Gross Negligence" means any wanton or reckless act or omission not justified by any special circumstances as amounts to a willful and utter disregard for harmful and avoidable consequences, but shall not include any act or omission of an Manager done or omitted to be done, if resulting from:
(a)	the direction of, or with the knowledge and concurrence, of the Client; or
(b)	an action taken in good faith by an Manager to protect life, health or property.
Notwithstanding anything herein contained to the contrary, in no event whatsoever will the Manager, its Affiliates, or their respective directors, officers, employees, agents, or contractors, be liable for any claim for:
(i)	punitive, exemplary or aggravated damages of any kind;
(ii)	damages for loss of profits or revenue, decline in earnings, decline in production, loss of opportunities, or loss of goodwill;
(iii)	indirect or consequential losses or any other indirect damages or loss;
(iv)	contribution, indemnity or set-off in respect of any claims against the Client by any third party; or
(v)	any damages whatsoever relating to interruption, delays, errors or omissions.
(vi)	Notwithstanding the provisions of any legislation in Canada or otherwise and whether or not advised of the possibility of those damages.
Without limiting the generality of the above Sections 3.3(a)-(b) and 3.3(i)-(vi), the maximum total liability of the Manager, and its suppliers, directors, officers, agents, representatives, shareholders and employees, for any claim whatsoever, under any circumstances, regardless of the cause of action and including without limitation claims for breach of contract, tort, negligence or otherwise, and the Client's sole remedy therefore, shall be strictly limited to an award not to exceed the greater of:
(x)	$500,000; and
(y)	the amount of fees actually paid by the Client to the Manager under the terms of this Agreement during the six (6) months prior to the date that the claim arose.
3.4 Relationship of Manager and the Client
(a)
The provision by Manager of the Services under this Agreement shall be strictly as an independent contractor. Nothing contained in this Agreement shall create or imply any agency relationship among or between any of the Parties or any of their Affiliates, nor shall this Agreement be deemed to constitute a joint venture or partnership between the Parties or any of their Affiliates, nor shall this Agreement create any fiduciary relationship between the Parties or any of their Affiliates.

(b)
Unless otherwise agreed to between the Client and Manager, any directors, officers, consultants or employees of Manager or its Affiliates who are also directors, officers, consultants or employees of the Client or any of their Affiliates shall be paid by the Manager for serving in such capacity and shall not receive any remuneration from the Client therefore, except for stock options or other share based compensation granted by the Client in its sole discretion.

3.5 Other Activities of Manager
The Client acknowledges that, notwithstanding that the Client has engaged and appointed the Manager pursuant to Section 2.1, Manager has management and administrative responsibilities and contracts with other persons, companies and entities. The Client therefore agrees that Manager may provide management and administrative services to such other persons and entities which are the same or different from the Services provided to the Client by Manager, except that these services cannot be provided to other start-up or existing airlines.
Manager shall not be obligated to provide any information or advice to the Client respecting opportunities which come to the attention of Manager, its Affiliates or their respective personnel, unless such prospects and opportunities:
(a)	can be demonstrated to have been discovered by Manager primarily as a result of the provision of Services to the Client; or
(b)	opportunities that are presented to Manager by any third party for the express benefit of or for the specific attention of the Client,
("Prohibited Opportunities").
The Manager shall promptly notify the Client of any Prohibited Opportunities obtained or identified by Manager during the term of this Agreement, but nothing herein shall be deemed to be Gross Negligence on the part of Manager if some Prohibited Opportunity is overlooked or not discovered, it being the intention of this Section 3.5 only to prevent Manager from misappropriating Prohibited Opportunities.  An opportunity which the Client confirms in writing to Manager that it shall not pursue shall in no event be deemed to be a Prohibited Opportunity.
The Client acknowledges that Manager is expected to be regularly exposed to resource property opportunities in the ordinary course and may receive resource property prospects and opportunities as a consequence of the services that it provides to other persons, companies or entities or otherwise. The Client also acknowledges that Manager may receive unsolicited proposals and opportunities from sources wholly unrelated to the Client or any Group Entity and that those opportunities (other than Prohibited Opportunities) are as well acknowledged by the Client to be the sole property of Manager which may retain same for its own benefit or elect to transfer them to the Client, or any other person, company or entity managed by the Manager or any other third party in the Manager's sole discretion.
3.6 Directors and Officers Liability Insurance
During the term of this Agreement, the Client shall at all times maintain in good standing a Directors and Officers liability insurance with coverage acceptable to the directors and officers provided by the Manager.
ARTICLE 4
 SHARED FACILITIES
4.1 Use of Shared Facilities
Not applicable.
ARTICLE 5
 FEES AND PAYMENT
5.1 Budgets Relating to Services
Manager shall collaborate with Client to prepare and deliver to the Client an Annual Budget to perform the Services that shall be reviewed on a semi-annual basis.  In the event that Manager anticipates that the total annual costs of providing the Services during the Fiscal Year will exceed the costs outlined in an Annual Budget by greater than twenty percent (20%), Manager shall use commercially reasonable efforts to inform the Client of such increased costs as soon as the Manager is aware of such increased cost. Any additional cost shall be allocated in the same manner and on the same basis as costs for similar line items have been allocated in the Annual Budget for that Fiscal Year. Notwithstanding the foregoing, Manager shall not be required to itself bear the cost of any material departures from the Annual Budget. Nothing contained in this Agreement shall oblige Manager, in the absence of express agreement to the contrary, to incur any indebtedness for or on behalf of, or advance any credit to the Client.
5.2 Fees Payable by Client
Fees payable to the Manager by the Client will consist of the following components:

(a)
time spent by Manager's personnel or a fixed monthly service fee for certain Services that may be agreed to between Manager and Client and included in an Annual Budget. See Schedule 5.2 for the personnel and hourly rates of Manager's personnel as at the date of this Agreement. The Manager may, from time to time provide a new personnel and hourly rate schedule to the Client, provided that any changes to personnel and hourly rates shall not take effect until sixty (60) days after the delivery of a new personnel and hourly rate schedule to the Client; and

(b)	other reasonable services and costs that may be incurred by Manager on behalf of the Client and approved by the Client.
5.3 Change in Services
In the event that the Client determines during a Fiscal Year, following the delivery of an Annual Budget, that it requires any change in the Services it receives, the Client shall provide notice to Manager and the quantity and level of Services shall be changed as agreed between the Parties, acting reasonably. The costs of such change shall be (i) determined in the same manner and on the same basis as in the Annual Budget, and (ii) allocated to, and paid by, the Client, unless otherwise agreed by the Parties. The quantity and level of Services provided at the end of a Fiscal Year shall form the basis of the quantity and level of Services to be included in the Annual Budget for the following Fiscal Year, unless otherwise agreed to in writing by the Parties.  Manager cannot materially change the quantity or level of Services provided to the Client pursuant to an Annual Budget without the prior written consent of the Client.
5.4 Invoice
Invoices will be issued by Manager to the Client on a monthly basis. Invoices shall include a description of the Services provided within the month of the invoice and time allocated to such Services by the Manager's personnel.
5.5 Payment
The Client shall pay each invoice delivered pursuant to Section 5.4 within ten (10) days of receipt. The Client also agrees to honour all agreements which Manager enters into in good faith on behalf of the Client with third parties in the course of performing the Services.
Manager shall provide the Client with such further information as it may reasonably request in relation to any amount shown on any invoices delivered in accordance with this Section 5.5, including reasonably satisfactory evidence of any reimbursable costs and expenses.
5.6 Interest
If either Party defaults in the payment when due of any sum payable under this Agreement (howsoever determined) the liability of such Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at the rate of eight percent (8%) per annum.  Such interest shall accrue from day to day.

5.7 Proration
All fees payable under this Agreement shall be computed on a calendar month basis and shall be prorated for any partial month.
5.8 Payments in Respect of Taxes
The amounts to be billed by Manager for the Services and third party costs under this Agreement may be subject to GST, HST or other general sales tax, value added tax or any like service or sales tax or withholding tax which may be payable from time to time. All amounts payable under this Agreement shall be paid by the Client free and clear of any deductions or claims for set-offs, including for withholding taxes. If any amounts are required to be withheld by Applicable Law, the Client shall be obliged to pay an additional amount over the amount invoiced as shall leave Manager receiving the same net amount as the Manager invoiced the Client for.  Any such additional amount paid for withholding by the Client shall be refunded if recovered by Manager and Manager shall promptly apply to recover or reduce any such withholding amounts.
5.9 Security Deposit
Upon execution of this Agreement the Client shall pay to the Manager a security deposit (the "Security Deposit") equal to the Manager's estimated amount of the fees for three months of Services.  The existing Security Deposit provided by Jet Metal Corp. is to be maintained in satisfaction of this obligation. If the quantity and level of Services materially increases during the term of this Agreement, the Client, upon the written request of the Manager, shall pay to the Manager an increased Security Deposit equal to the Manager's estimated amount of the increase in fees for three months of Services at the then-current levels above the original estimate.  Upon termination of this Agreement, the Security Deposit will be applied to the Manager's final invoice and, if the Security Deposit exceeds such invoice, the outstanding remainder of the Security Deposit will be refunded to the Client in accordance with Section 6.4(b).
5.10 Excluded Services
Services provided by the Manager are described in Section 2.1.  The following is a non-inclusive listing of services and costs that are not included in the services provided by the Manager: external legal, audit, insurance, filing fees, regulatory fees, property maintenance fees, travel, interest and bank charges, costs related to raising capital, registrar and transfer agency fees, proxy solicitation fees, costs related to business and property acquisitions.  However, if Manager pays for any of these costs on behalf of the Client, these costs will be invoiced by Manager and the Client will reimburse Manager for these costs.
ARTICLE 6
 TERM AND TERMINATION
6.1 Term of Agreement
The term of this Agreement shall commence on the date hereof and shall continue until terminated pursuant to Section 6.2 hereof.

6.2 Termination of Agreement
(a)
After a period of two years from the effective date of this Agreement, this Agreement may be terminated by either Party giving at least four months' prior written notice (or such shorter period as the Parties may mutually agree upon in writing) to the other Party of termination. On the giving of such notice by the Client, or at any time thereafter, either Party shall have the right to elect to immediately terminate the Manager's engagement, and upon such election, the Client shall pay to the Manager a lump sum equal to the average monthly fees for four (4) months. The average monthly fees shall be calculated over the twelve (12) months prior to the notice of termination, provided that if this Agreement has not been in existence for twelve (12) months at the time of notice of termination, then the average monthly fees shall be calculated over the period of time that this Agreement has been in existence.

(b)	This Agreement may be terminated immediately by the Client in the event of the commission by Manager of any fraudulent act.
(c)
This Agreement may be terminated immediately by the Client where a winding-up, liquidation, dissolution, bankruptcy, sale of substantially all assets, sale of business or insolvency proceeding have been commenced or are being contemplated by Manager.

(d)
Upon termination of this Agreement, stock options granted by the Client to executive officers, directors and other Manager personnel provided by the Manager will vest and expire in accordance with the Client's stock option plan.

6.3 Conduct After Notice of Termination
From the time of receipt of notice of termination of this Agreement:
(a)	Manager shall not enter into any new arrangements or agreements on behalf of the Client (unless already legally committed to do so) without the Client's prior consent, such consent not to be unreasonably withheld; and
(b)	notwithstanding any termination of this Agreement, the Client shall continue to be bound by any agreements:
(i)	contracted for on its behalf by Manager prior to Manager's receipt of notice of termination; or
(ii)	contracted for on its behalf by Manager after Manager's receipt of notice of termination with the Client's prior written consent, provided that the Manager shall provide the Client with details of all such contractual arrangements promptly upon receipt of such notice of termination.

6.4 Conduct After Termination
From the effective date of termination of this Agreement:
(a)
agreements or obligations which have been executed or incurred by Manager in connection with or related to Services provided to the Client shall be assigned over to the Client and the Client shall indemnify Manager in connection with the due performance of such agreements;

(b)
Manager shall, within sixty (60) days of the effective date of termination and, provided that the Client has paid all outstanding or potential future fees, costs and expenses of the Manager hereunder, refund to the Client the Security Deposit (without interest);

(c)
the Client shall cease to use Manager's premises, facilities, equipment, phone numbers and any other items that are the property of Manager and shall make arrangements for the orderly transition of the Services by advice letter to Manager; Manager shall be the sole and exclusive owner of the business contacts and investor database maintained by Manager; and

(d)
Manager shall furnish to the Client at Client's cost within sixty (60) days of the effective date of termination (provided that the Client has paid all outstanding or potential future fees, costs and expenses of the Manager hereunder) all books, records, electronic data and other information pertaining to the Client, together with all other materials pertaining to the Client in its possession, at Client's cost. For a period of six (6) years following the effective date of the termination of this Agreement, Manager shall provide the Client and any successor manager of the Client with any information from its records that the Client may reasonably require and the Manager shall be reimbursed for its reasonable costs and expenses thereof.

ARTICLE 7
 RECORDS AND REPORTING
7.1 Records and Reporting
Manager shall maintain, at all times, copies of all records related to the Services and the fees invoiced to the Client for such Services (collectively, "Documentation").  Manager will retain such Documentation for not less than seven (7) years from the date of its creation. Manager shall prepare such other reports detailing amounts invoiced to the Client hereunder as may be reasonably required by the Client from time to time.
7.2 Audit Right
(a)
Upon reasonable notice from the Client, Manager shall provide to the Client's external auditors and such other persons as the Parties may agree upon in writing, from time to time, access to Manager's locations during normal business hours for the purposes of performing audits of the Manager's performance of the Services under this Agreement, including access to:
(i)	the parts of a facility at or from which Manager is providing the Services;
(ii)	Manager's personnel who are providing the Services;
(iii)	all Documentation relating to the Services;
(iv)	all physical assets that belong to or are charged to the Client.
Manager shall provide full co-operation and assistance to any such entity exercising the right of audit hereunder as may reasonably be required. Nothing in this Agreement shall be deemed to allow the Client's external auditors or any other person automatic access to legally privileged documents. Any audit conducted on behalf of the Client shall not interfere with Manager's operations.
(b)	The Client shall be responsible for any additional costs or expenses reasonably incurred by Manager in connection with any audits conducted as provided for pursuant to this Section 7.2.
(c)	All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit, or they shall be deemed waived.
(d)
The Client's external auditors or other persons shall not have the right to audit records and accounts of the Manager relating to Services more than twenty-four (24) months after the end of such Fiscal Year in which such Services were provided.

7.3 Inspection Right of Manager
For the sole purpose of enabling Manager to perform the Services and only to the extent required to enable such performance, the Client shall allow Manager, its employees and authorized agents reasonable access to the Client's properties, business premises and business records upon reasonable notice to the Client.  The Client shall ensure that its employees, and any contractors, consultants, advisors or auditors engaged by it, co-operate fully with Manager in its performance of the Services.  Nothing in this Agreement shall be deemed to allow Manager automatic access to legally privileged documents.
ARTICLE 8
 INDEMNIFICATION
8.1 Indemnification of Manager
Manager (and each of its Affiliates, directors, officers, employees, consultants, agents and shareholders) (each an "Indemnified Party") shall be indemnified and saved harmless by the Client from and against all liabilities and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel fees), reasonably incurred in connection with any action, suit or proceeding to which an Indemnified Party may hereafter be made a party by reason of the Manager providing Services hereunder to the Client provided that Manager shall not be finally adjudged in such action, suit or proceeding as liable for or guilty of fraud, wilful misconduct, or Gross Negligence, in relation to the matter or matters in respect of which indemnification is claimed.
For purposes of the preceding paragraph: (i) "action, suit or proceeding" shall include every action, suit or proceeding, civil, criminal or other; (ii) the right of indemnification conferred thereby shall extend to any threatened action, suit or proceeding and the failure to institute it shall be deemed its final determination; and (iii) advances must be made by the Client against costs, expenses and fees incurred in respect of the matter or matters as to which indemnification is claimed, provided that Manager or other indemnified Party receiving such advance agrees to repay to the Client any amounts so advanced if the Client is finally adjudged in such action, suit or proceeding as liable for or guilty of fraud, wilful misconduct, or Gross Negligence in relation to the matter or matters in respect of which indemnification is claimed. The foregoing right of indemnification shall not be exclusive of any other rights to which Manager may be entitled as a matter of law or which may be lawfully granted to Manager.
The Indemnified Party shall give the Client prompt written notice of any such action, suit or proceeding of which the Indemnified Party has knowledge and the Client shall undertake the investigation and defence thereof on behalf of the Indemnified Party, including employment of counsel acceptable to such Indemnified Party, and make payment of all expenses.
No admission of liability and no settlement of any action, suit or proceeding shall be made without the consent of the Client and the Indemnified Parties affected, such consent not to be unreasonably withheld.
Notwithstanding that the Client shall undertake the investigation and defence of any action, suit or proceeding, an Indemnified Party shall have the right to employ separate counsel in any such action, suit or proceeding and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:
(a)	employment of such counsel has been authorised by the Client;
(b)	the Client has not assumed the defence of the action, suit or proceeding within a reasonable period of time after receiving notice thereof;
(c)
the named parties to any such action, suit or proceeding include both the Client and the Indemnified Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between the Client and the Indemnified Party; or

(d)	there are one or more legal defences available to the Indemnified Party which are different from or in addition to those available to the Client.

It is the intention of the Client to constitute Manager as trustee for the other under this Section 8.1 and Manager agrees to accept such trust and to hold and enforce such covenants on behalf of Indemnified Parties.
Each of the Client and Manager shall use their reasonable commercial endeavours to ensure that the relevant policies of insurance maintained by them contain waivers of subrogation as against one another.
The provisions of Article 8 shall survive termination of this Agreement.
ARTICLE 9
 CONFIDENTIALITY AND NON-SOLICITATION
9.1 Confidentiality
Each Party shall use the Confidential Information of the other Party only for the purposes contemplated by this Agreement.  The Receiving Party shall use commercially reasonable efforts to ensure that the Confidential Information of a Disclosing Party is not used, disclosed, published, released, transferred or otherwise made available in any form to, for the use or benefit of, any person (other than its Affiliates) except as provided in this Article 9, without such Disclosing Party's approval, which may be unreasonably withheld. Each Receiving Party shall, however, be permitted to disclose relevant aspects of a Disclosing Party's Confidential Information to its officers and employees, and to the officers and employees of its Affiliates, to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such Party shall take all commercially reasonable measures to ensure that Confidential Information of another Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers and employees and such officers and employees are familiar with the requirements of this Article 9. A Receiving Party shall also be permitted to disclose relevant aspects of a Disclosing Party's Confidential Information to its directors, professional advisors, subcontractors, suppliers and agents on such terms which are reasonable considering the sensitivity of the Confidential Information, legal requirements and the identity of the disclosee, which terms shall at least include the requirements set forth in this Section 9.1. The obligations in this Article 9 shall not restrict any disclosure by any Receiving Party pursuant to:
(1)	any Applicable Law;
(2)	by order of any court of competent jurisdiction or Governmental Authority;
(3)	disclosure as is required in the course of arbitral or judicial proceedings to enforce rights or remedies under this Agreement, providing that the Receiving Party has taken all reasonable steps to obtain an arbitral or judicial order to close such proceedings and files relating to such information to all Persons other than the parties thereto, unless such process has been waived in writing by the Party whose Confidential Information is to be disclosed, provided that the Receiving Party shall endeavour to give prompt notice to the Disclosing Party of any such requirement to disclose.

For greater certainty, for purposes of this Article 9, Confidential Information does not include information that is demonstrated by the Receiving Party to have been:
(a)	at any time part of the public domain, other than by reason of the Receiving Party's failure to comply with the terms hereof;
(b)	lawfully obtained by the Receiving Party's from a third party who is, to the best of the knowledge of the Receiving Party, not under an obligation of confidentiality with respect to such Information;
(c)	in the Recipient's possession prior to the date the same Information is obtained hereunder; or
(d)	ascertained or developed independently by the Recipient without reference to the Information obtained hereunder.
9.2 Injunctive Relief
Each Receiving Party recognizes that its unauthorized disclosure of Confidential Information of a Disclosing Party may give rise to irreparable injury to the Disclosing Party and acknowledges that remedies other than injunctive relief may not be adequate.  Accordingly, each Party has the right to seek equitable and injunctive relief on an interim and interlocutory basis in any court of competent jurisdiction to prevent the unauthorized possession, use, or disclosure or knowledge of any Confidential Information of that Party, as well as to such damages or other relief as is occasioned by such unauthorized possession, use, disclosure or knowledge.
9.3 Return of Confidential Information
Each Party shall:
(a)	at the request of the Disclosing Party at any time;
(b)	after the Receiving Party's need for it has expired; or
(c)
in connection with the termination of this Agreement, whether in whole or in part, promptly return to the Disclosing Party, or use all commercially reasonable efforts to erase and destroy, all of the Confidential Information of the Disclosing Party in possession or control or such portion of it as has been requested by the Disclosing Party; provided that the Receiving Party shall only be required to use reasonable efforts to return or destroy any Confidential Information stored electronically, and the Receiving Party shall not be required to return or destroy any electronic copy of Confidential Information created pursuant to its standard electronic backup and archival procedures, provided further that: (i) personnel whose functions are not primarily information technology in nature do not access such retained copies; and (ii) personnel whose functions are primarily information technology in nature access such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery).  Notwithstanding the foregoing provisions of this Section 9.3(c), the Receiving

Party may retain: (x) a list of all Confidential Information so as to be able to identify the nature of the Confidential Information that the Receiving Party has returned or destroyed; provided, however, that a copy of such list is provided to the Disclosing Party contemporaneously with the return or destruction of such Confidential Information; and (y) any Confidential Information referred to in minutes of a meeting of the Receiving Party's board of directors or a committee thereof.
9.4 Non-Solicitation
Except with the prior written permission of the Manager, neither the Client, nor any of its representatives, will solicit or cause to be solicited, for employment or consulting engagement with the Client or its affiliates, any employee of the Manger or any person who performs functions on behalf of the Manager that are similar to those ordinarily performed by employees. For the purposes of this section, solicitation shall not include solicitation of employees where such solicitation is solely through advertising in periodicals of general circulation, the internet or an employee search firm on behalf of a party or its representatives, so long as the party or its representative did not direct or encourage such search firm to solicit a specifically named employee of the Manager.
9.5 Survival
This Article 9 shall survive the termination or expiry of this Agreement for a period of two years from the date of such termination or expiry.
ARTICLE 10
 FORCE MAJEURE
10.1 Force Majeure
(a)
Neither Party shall be liable for a failure or delay in the performance of its obligations pursuant to this Agreement, provided that such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or strikes, lock outs or labour disruptions, acts of any Governmental Authorities having jurisdiction, the issuance or promulgation of any Applicable Law, inability to obtain or delays by a Governmental Authority in granting or issuing any necessary license, permit or authorization, actions or interference by local communities, aboriginal peoples or non-governmental organizations, interruptions or shortages of labour, transportation, fuel, electricity, materials, machinery, equipment or parts, or any other causes beyond the reasonable control of such Party, whether or not similar to the foregoing list of causes (each, a "Force Majeure Event"). Lack of funds or finances shall not be a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the affected Party shall promptly deliver notice to the other Party of the Force Majeure Event, particulars of the suspension of performance and the expected duration thereof. Thereafter, the affected Party shall, except as set out in Section 10.1(c), be excused from any further performance of those of its obligations pursuant to this Agreement affected by the Force Majeure Event only for so long as:
(i)	such Force Majeure Event continues and for so long thereafter as such Party may reasonably require to alleviate the effect of the Force Majeure Event;
(ii)	the affected Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay; and
(iii)
the affected Party provides written updates to the other Party at reasonable intervals as to the status of the Force Majeure Event, efforts to alleviate the effect of the Force Majeure Event, efforts to recommence performance and the expected duration of the Force Majeure Event.

(b)
If a Force Majeure Event prevents, or in all likelihood will prevent, Manager from providing all or part of a Service, the Client may at its option, procure any affected Service or portion thereof from alternate sources until Manager is again able to provide such Service.  Manager shall not be required to compensate the Client for any costs and expenses relating to the services obtained from such alternate sources.

(c)
Upon the occurrence of a Force Majeure Event, Client shall not be excused from its obligation to pay the fee for the services; provided, however, that if Section 10.1(b) is applicable, the Parties agree that the fees payable hereunder shall be equitably reduced to reflect Services not received by the Client from Manager during the duration of the Force Majeure Event.

ARTICLE 11
 GENERAL PROVISIONS
11.1 Exchange Acceptance
This Agreement may be subject to the acceptance for filing thereof by the Exchange on which the Client's shares are listed for trading. If this Agreement is not accepted for filing by the Exchange, the Parties will forthwith negotiate such amendments to this Agreement as may be necessary to secure such acceptance for filing.   If such amendments cannot be mutually agreed upon, then either party may, by notice to the other, terminate this Agreement, provided that in such case all amounts owing for Services pursuant to Section 2.1 incurred prior to the date of such termination will be a debt of the Client owing to Manager and due and payable forthwith.
11.2 Further Assurances
A Party shall, upon request of the other Party, execute and deliver or cause to be executed and delivered all such documents, deeds and other instruments of further assurance and do or cause to be done all such acts and things as may be reasonably necessary or advisable to implement and give full effect to the provisions of this Agreement.

11.3 Assignment
This Agreement shall not be assigned by the Client without the prior written consent of Manager. Upon notice to the Client, Manager may transfer or assign any and all rights granted hereunder to any of its successors or Affiliates, provided that Manager may not transfer or assign its rights under this Agreement to any other party without the prior written consent of Jetlines.
11.4 Enurement
This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
11.5 Entire Agreement
This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes and replaces all prior understandings, agreements, negotiations or discussions, whether written or oral, between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understanding, express or implied, between the Parties other than those expressly set forth in this Agreement.
11.6 Notice
Any notice required or permitted to be given hereunder shall be in writing and shall be properly given, if delivered personally, or by mail or by facsimile or other similar form of communication addressed:
(a)	to the Client at:
CANADA JETLINES LTD.
327, 5360 Airport Rd. South
 Richmond, BC  V7B 1B4
Attention:  Chief Executive Officer
Facsimile No.:  604 273-5399

(b)	to Manager at:
KING & BAY WEST MANAGEMENT CORP.
Suite 1240, 1140 West Pender Street
 Vancouver, BC  V6E 4G1
Attention: Mark Morabito
Facsimile No.:  604 681-8039

Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, if sent by facsimile or other similar form of telecommunications on the next business day following such transmission or, if delivered, to have been received on the date of such delivery or, if mailed, to have been received seven days after the mailing thereof. Either Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.
11.7 Amendment
This Agreement may not be amended, changed, supplemented or otherwise modified in any respect except by written instrument executed by the Parties hereto or their respective successors or permitted assigns.
11.8 Severability
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
11.9 Counterpart Execution
This Agreement may be executed by facsimile or other electronic means and in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
11.10 Effective Date
Notwithstanding the date or dates upon which this Agreement is executed by either Party, this Agreement shall be in full force and effect between the Parties effective as of and from the date first above written.
11.11 Arbitration
All disputes arising out of or in connection with this Agreement or in respect of any legal relationship associated therewith or derived therefrom shall be referred to and finally resolved by arbitration administered by the International Centre for Dispute Resolution (the "ICDR") under its International Arbitration Rules (the "Rules"). Upon referral of a dispute to arbitration, the Parties will endeavor to agree on the appointment of a sole arbitrator, failing which the arbitrator will be appointed in accordance with the ICDR Rules. The place of the arbitration shall be Vancouver, British Columbia. The language of the arbitration shall be English.

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date and year first above written.
KING & BAY WEST MANAGEMENT CORP.

Per:	Name:
Title:

CANADA JETLINES LTD.

Per:	Name:
Title:

SCHEDULE 5.2
Hourly Rates of Manager's Personnel

[REDACTED:  Description of the Manager's personnel provided by Manager to the Client and their hourly rates.]